Exhibit 99.1

EXPLANATORY NOTE

ePlus inc. (“we,” “our,” “us,” or “ePlus”) is filing this Exhibit 99.1 to its Current Report on Form 8-K (the “Form 8-K”) solely to retrospectively recast certain financial information and related disclosures included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 22, 2025 (the “2025 Form 10-K”). The Form 8-K, including the retrospectively recast financial information and disclosures in Exhibit 99.1, will be incorporated by reference into our Form S-3 and Form S-8 registration statements on file with the SEC, as well as its other future filings, as we may determine. The retrospectively recast financial information and disclosures in this Exhibit 99.1 is not an amendment to, or a restatement of, the 2025 Form 10-K.

As previously disclosed, on June 30, 2025, we completed the sale of 100% of the membership interests of Expo Holdings, LLC, a Delaware limited liability company and our wholly-owned subsidiary (“HoldCo”), to Marlin Leasing Corporation, a Delaware corporation (d/b/a PEAC Solutions) pursuant to the terms of the Membership Interest Purchase Agreement, dated June 20, 2025 (the “Sale Transaction”). By selling HoldCo, together with its U.S. subsidiaries, we sold our domestic financing business that comprised most of our financing business segment, which is a business that finances information technology equipment, software and related services for customers. We continue to own the international entities in the financing business. This divestiture positions us to focus on being a technology solutions provider and represents a strategic shift in our operations. As a result of the Sale Transaction, we determined that the domestic financing business that was sold met the definition of discontinued operations. We started presenting the domestic financing business as discontinued operations in our consolidated financial statements beginning with our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, which was filed with the SEC on August 7, 2025.

This Exhibit 99.1 is being filed by us solely to retrospectively recast certain prior period financial information and related disclosures contained in the 2025 Form 10-K to present the operations of the domestic financing business as discontinued operations separately from our continuing operations. Included within this Exhibit 99.1 to the Form 8-K are the following items of the 2025 Form 10-K, each recast to present the domestic financing business as discontinued operations in our consolidated financial information and certain related disclosures:

• Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and
• Part II, Item 8. Financial Statements and Supplementary Data.

Except as specifically set forth in this Exhibit 99.1 to retrospectively recast our financial results of the domestic financing business as discontinued operations, no revisions or updates are made to the 2025 Form 10-K to update for other information, developments or events that have occurred since the 2025 Form 10-K that was filed with the SEC, and, therefore, this Form 8-K does not reflect events occurring after such filing of the 2025 Form 10-K. This Exhibit 99.1 should be read in conjunction with the 2025 Form 10-K and our subsequent filings with the SEC, including the Quarterly Reports on Form 10-Q for the periods ended June 30, 2025, and September 30, 2025. These subsequent SEC filings contain important information regarding events, risks, developments and updates affecting us and our expectations that have occurred since the filing of our 2025 Form 10-K.

CAUTIONARY LANGUAGE ABOUT FORWARD-LOOKING STATEMENTS

This document contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or “Exchange Act,” and are made in reliance upon the protections provided by such acts for forward-looking statements. Such statements are not based on historical fact but are based upon numerous assumptions about future conditions that may not occur. Forward-looking statements are generally identifiable by use of forward-looking words such as “may,” “should,” “would,” “intend,” “estimate,” “will,” “potential,” “possible,” “could,” “believe,” “expect,” “intend,” “plan,” “anticipate,” “project,” and similar expressions. Readers are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. Forward-looking statements are made based upon information that is currently available or management’s current expectations and beliefs concerning future developments and their potential effects upon us, speak only as of the date hereof, and are subject to certain risks and uncertainties. We do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur, or of which we later become aware. Actual events, transactions and results may materially differ from the anticipated events, transactions, or results described in such statements. Our ability to consummate such transactions and achieve such events or results is subject to certain risks and uncertainties. Such risks and uncertainties include, but are not limited to, the matters set forth below:

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financial losses resulting from national and international political instability fostering uncertainty and volatility in the global economy including changes in interest rates, tariffs, inflation, and exposure to foreign currency losses;
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significant adverse changes in our relationship with one or more of our larger customer accounts or vendors, including decreased account profitability, reductions in contracted services, or a loss of such relationships;
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increases to our costs including wages and our ability to increase our prices to our customers as a result, or experience negative financial impacts due to the pricing arrangements we have with our customers;
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the loss of our key lenders or constricting credit availability as a result of changing interest rates or other economic conditions, which may result in adverse changes in our results of operations and financial position;
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a material decrease in the credit quality of our customer base, or a material increase in our credit losses, including by the federal government’s actual or attempted termination for convenience, other contract termination or non-performance;
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reliance on third parties to perform some of our service obligations to our customers, and the reliance on a small number of key vendors in our supply chain with whom we do not have long-term supply agreements, guaranteed price agreements, or assurance of stock availability;
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the possibility of a reduction of vendor incentives provided to us;
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our inability to identify acquisition candidates, perform sufficient due diligence prior to completing an acquisition, successfully integrate a completed acquisition, or identify an opportunity for or successfully completing a business disposition, may affect our earnings;
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our ability to remain secure during a cybersecurity attack or other information technology (“IT”) outage, including disruptions in our, our vendors or a third party’s IT systems and data and audio communication networks;
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our ability to secure our own and our customers’ electronic and other confidential information, while maintaining compliance with evolving data privacy and cybersecurity regulatory laws and regulations and appropriately providing required notice and disclosure of cybersecurity incidents when and if necessary;
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our dependence on key personnel to maintain certain customer relationships, and our ability to hire, train, and retain sufficient qualified personnel by recruiting and retaining highly skilled, competent personnel, and vendor certifications;
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risks relating to use or capabilities of artificial intelligence (“AI”) including social and ethical risks;
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our ability to manage a diverse product set of solutions, including AI products and services, in highly competitive markets with a number of key vendors;
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changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service (“IaaS”), software as a service (“SaaS”), platform as a service (“PaaS”), and AI which may affect our financial results;
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our ability to increase the total number of customers and our ability to increase the total number of customers who use our managed services and professional services and continuing to enhance our managed services offerings to remain competitive in the marketplace;
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supply chain issues, including a shortage of IT component parts and products, may increase our costs or cause a delay in fulfilling customer orders, or increase our need for working capital, or delay completing professional services, or purchasing IT products or services needed to support our internal infrastructure or operations, resulting in an adverse impact on our financial results;

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ongoing remote work trends, and the increase in cybersecurity attacks that have occurred while employees work remotely and our ability to adequately train our personnel to prevent a cyber event;
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exposure to changes in, interpretations of, or enforcement trends in, and customer and vendor actions in anticipation of or response to, legislation and regulatory matters;
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our service agreements may require external audits and deficiencies in any such reports could negatively affect our client engagements, and our professional and liability insurance policies coverage may be insufficient to cover a claim;
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a natural disaster or other adverse event at one of our primary configuration centers, data centers, or a third-party provider or vendor location could negatively impact our business;
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failure to comply with public sector contracts, or applicable laws or regulations;
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our ability to raise capital, maintain or increase as needed our lines of credit with vendors or our floor plan facility, obtain debt for our financing transactions, or the effect of those changes on our common stock price; and
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our ability to protect our intellectual property rights and successfully defend any challenges to the validity of our patents or allegations that we are infringing upon any third-party patents, and the costs associated with those actions, and, when appropriate, the costs associated with licensing required technology.

We cannot be certain that our business strategy will be successful or that we will successfully address these and other challenges, risks, and uncertainties. For a further list and description of various risks, relevant factors, and uncertainties that could cause future results or events to differ materially from those expressed or implied in our forward-looking statements, see Part I, Item 1A, “Risk Factors” section contained in the 2025 Form 10-K, and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained elsewhere in this filing, as well as other reports that we file with the Securities and Exchange Commission (“SEC”).

PART II

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations (the “financial review”) of ePlus is intended to help investors understand our company and our operations. The financial review is provided as a supplement to, and should be read in conjunction with, the Consolidated Financial Statements and the related notes included under “Part II, Item 8, Financial Statements and Supplementary Data” of this Exhibit 99.1.

For a financial review and a discussion of results for the year ended March 31, 2024, compared to the results for the year ended March 31, 2023, see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended March 31, 2024, filed with the SEC on May 23, 2024.

On June 30, 2025, we completed the sale of 100% of the membership interests of Expo Holdings, LLC, a Delaware limited liability company and our wholly-owned subsidiary (“HoldCo”), to Marlin Leasing Corporation, a Delaware corporation (d/b/a PEAC Solutions) pursuant to the terms of the Membership Interest Purchase Agreement, dated June 20, 2025 (the “Sale Transaction”). By selling HoldCo, together with its U.S. subsidiaries, we sold our domestic financing business that comprised most of our financing business segment, which is a business that finances information technology equipment, software and related services for customers. We continue to own the international entities in the financing business. This divestiture positioned us to focus on being a technology solutions provider and represents a strategic shift in our operations. As a result of the Sale Transaction, we determined that the domestic financing business that was sold met the definition of discontinued operations. Consequently, we have retrospectively recast the results of our domestic financing business as discontinued operations for all periods. In our audited consolidated balance sheets for all periods, we present the assets and liabilities of our domestic financing business as assets and liabilities of discontinued operations. In our audited consolidated statements of operations for all periods, we present the operating results of our domestic financing business in earnings from discontinued operations. After the sale, our remaining three reportable segments are product, professional services, and managed services, which we formerly referred to collectively as our technology business. Refer to Note 4, “Discontinued Operations” in the notes to the accompanying audited consolidated financial statements for further information.

EXECUTIVE OVERVIEW

We are a leading solutions provider in the areas of security, cloud, networking, collaboration, artificial intelligence (“AI”), and emerging technologies. We deliver actionable outcomes for organizations by using information technology (“IT”) and consulting solutions to drive business agility and innovation. Leveraging our engineering talent, we assess, plan, deliver, and secure solutions comprised of leading technologies and consumption models aligned with our customers’ needs. Our expertise and experience enable us to craft optimized solutions that take advantage of the cost, scale, and efficiency of private, public and hybrid cloud services in an evolving market.

As part of our solutions, we provide consulting, professional services, managed services, IT staff augmentation, and complete lifecycle management services in the areas of security, cloud, networking, collaboration, and emerging technologies. Further, we offer professional services in the spaces of digital signage, electric vehicle (“EV”) charging solutions, loss prevention and security, store openings, remodels, and store closings.

We deliver integrated solutions that address our customers’ business needs, leveraging the appropriate technologies, both on-premises and in the cloud. Our approach is to lead with advisory consulting to understand our customers’ needs, and then design, deploy, and manage solutions aligned to their objectives. Underpinning the broader areas of cloud, security, networking, and collaboration are specific skills in orchestration and automation, application modernization, DevSecOps, zero-trust architectures, data management, data visualization, analytics, network modernization, edge computing and other advanced and emerging technologies. These solutions are comprised of class-leading technologies from our commercial partners.

We are a reseller for thousands of manufacturers, which have enabled us to provide our customers with new and evolving IT solutions. We possess top-level IT engineering certifications with a broad range of leading IT vendors that enable us to offer IT solutions that are optimized for each of our customers’ specific requirements.

We serve primarily middle market to large enterprises across diverse markets including telecom, media and entertainment, technology, state and local government and educational institutions (“SLED”), healthcare, and financial services. We sell to customers in the United States (“US”), which account for most of our sales, and to customers in select international markets including the United Kingdom (“UK”), the European Union (“EU”), India, and Singapore.

BUSINESS TRENDS

We believe the following key factors are impacting our business performance and our ability to achieve business results:

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General economic concerns including changes in law by the current US government, inflation, tariffs, sanctions, changing interest rates, staffing shortages, remote work trends, geopolitical concerns and changes in US government spending and contracting practices may impact our customers’ willingness to spend on technology and services.

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We are experiencing pricing pressure and project delays within our enterprise accounts impacting our gross profit.

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Our customers’ top focus areas include AI, security, cloud solutions, as well as digital transformation and modernization. We have developed advisory services, assessments, solutions, and professional and managed services to meet these priorities and help our customers attain and maintain their desired outcome.

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Modernizing legacy applications, data modernization, reducing operational complexity, securing workloads, the cost and performance of IT operations, and agility are changing the way companies are purchasing and consuming technology. These are fueling deployments of solutions on cloud, managed services and hybrid platforms and licensing models, which may include invoicing over the term of the engagement and may result in additional revenue recognized on a net basis.

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Rapid cloud adoption has led to customer challenges around increasing costs, security concerns, and skillset gaps. These challenges are consistent across all industries and business sizes. We have developed a Cloud Managed Services portfolio to address these needs, allowing our clients to focus on driving business outcomes via optimized and secure cloud platforms.

KEY BUSINESS METRICS

Our management monitors several financial and non-financial measures and ratios on a regular basis to track the progress of our business. We believe that the most important of these measures and ratios include net sales, gross profit and margin, operating income margin, net earnings, and net earnings per common share, in each case based on information prepared in accordance with United States Generally Accepted Accounting Principles (“US GAAP”), as well as the non-GAAP financial measures and ratios, including Adjusted EBITDA, Adjusted EBITDA margin, Non-GAAP: Net earnings from continuing operations and Non-GAAP: Net earnings from continuing operations per common share - diluted.

We also use a variety of operating and other information to evaluate the operating performance of our business, develop financial forecasts, make strategic decisions, and prepare and approve annual budgets. We use gross billings as an operational metric to assess the volume of transactions or market share for our product, professional services, and managed services segments as well as to understand changes in our accounts receivable and accounts payable balances and our statement of cash flows. We believe our gross billings metric will aid investors in the same manner to evaluate our business.

These key indicators include financial information that is prepared in accordance with US GAAP and presented in our consolidated financial statements, as well as non-GAAP and operational performance measurement tools. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are correspondingly not normally excluded or included in the most directly comparable measure calculated and presented in accordance with US GAAP. Our use of non-GAAP information as analytical tools has limitations and should not be considered in isolation or as substitutes for analysis of our financial results reported under GAAP, as these measures used by management may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

We use Adjusted EBITDA, Adjusted EBITDA margin, Non-GAAP: Net earnings from continuing operations and Non-GAAP: Net earnings from continuing operations per common share - diluted as supplemental measures of our performance to gain insight into our operating performance and performance trends. We believe that these measures provide management and investors with a useful measure for period-to-period comparisons of our business and operating results by excluding items that management believes are not reflective of our underlying operating performance. Accordingly, we believe that such non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results. Please see footnotes (1) and (2) of the tables below for more information.

The following tables provide our key business metrics for our consolidated entity (in thousands, except per share amounts):

	Year ended March 31,
	2025	2024	2023
Financial metrics
Net sales	$2,009,567	$2,176,515	$2,016,104

Gross profit	$515,524	$508,695	$475,020
Gross margin	25.7%	23.4%	23.6%

Selling, general, and administrative	$385,401	355,556	319,899
Depreciation and amortization	25,753	20,951	13,599
Interest and financing costs	-	1,429	2,899
Operating expenses	$411,154	$377,936	$336,397

Operating income	$104,370	$130,759	$138,623
Operating income margin	5.2%	6.0%	6.9%

Net earnings from continuing operations	$79,841	$95,121	$97,411
Net earnings from continuing operations margin	4.0%	4.4%	4.8%
Net earnings from continuing operations per common share - diluted	$2.99	$3.56	$3.66

Net earnings from discontinued operations, net of tax	$28,137	$20,655	$21,945
Net earnings	$107,978	$115,776	$119,356

Non-GAAP financial metrics
Non-GAAP: Net earnings from continuing operations (1)	$96,866	$111,507	$113,497
Non-GAAP: Net earnings from continuing operations per common share - diluted (1)	$3.63	$4.16	$4.27

Adjusted EBITDA (2)	$140,920	$162,610	$162,700
Adjusted EBITDA margin (2)	7.0%	7.5%	8.1%

Operational metrics
Gross billings (3)
Networking	$929,708	$1,172,274	$927,319
Cloud	865,855	824,128	892,308
Security	683,597	625,392	639,416
Collaboration	120,369	120,960	127,027
Other	244,997	262,439	282,748
Product gross billings	2,844,526	3,005,193	2,868,818
Service billings	435,921	324,571	277,070
Total gross billings	$3,280,447	$3,329,764	$3,145,888

(1)
Non-GAAP: Net earnings from continuing operations and Non-GAAP: Net earnings from continuing operations per common share – diluted are based on net earnings from continuing operations calculated in accordance with US GAAP, adjusted to exclude other (income) expense, share-based compensation, and acquisition related amortization and integration expenses, and the related tax effects.

We believe that the exclusion of other income and acquisition-related amortization expense in calculating Non-GAAP: Net earnings from continuing operations and Non-GAAP: Net earnings from continuing operations per common share – diluted provides management and investors a useful measure for period-to-period comparisons of our business and operating results by excluding items that management believes are not reflective of our underlying operating performance, which helps in understanding and the evaluation of our operating results. We use Non-GAAP: Net earnings from continuing operations and Non-GAAP: Net earnings from continuing operations per common share – diluted as supplemental measures of our performance to gain and provide insight into our operating performance and performance trends. However, our use of non-GAAP information as analytical tools has limitations and should not be considered in isolation or as substitutes for analysis of our financial results as reported under US GAAP. In addition, other companies, including companies in our industry, might calculate similar Non-GAAP: Net earnings from continuing operations and Non-GAAP: Net earnings from continuing operations per common share – diluted, or similarly titled measures differently, which may reduce their usefulness as comparative measures. Our acquisition related expenses for the year ended March 31, 2025, are related to our acquisition of Bailiwick Services, LLC (“Bailiwick”).

The following table provides our calculation of Non-GAAP: Net earnings from continuing operations and Non-GAAP: Net earnings from continuing operations per common share – diluted (in thousands, except per share amounts):

	Year ended March 31,
	2025	2024	2023
GAAP: Earnings from continuing operations before tax	$110,808	$132,191	$133,083
Share-based compensation	9,725	9,471	7,579
Acquisition related expenses	1,072	-	-
Acquisition related amortization expense	19,929	15,180	9,411
Other (income) expense, net	(6,438)	(1,432)	5,540
Non-GAAP: Earnings from continuing operations before provision for income taxes	135,096	155,410	155,613

GAAP: Provision for income taxes	30,967	37,070	35,672
Share-based compensation	2,729	2,698	2,054
Acquisition related expenses	300	-	-
Acquisition related amortization expense	5,495	4,306	2,527
Other (income) expense, net	(1,788)	(448)	1,596
Tax benefit (expense) on restricted stock	527	277	267
Non-GAAP: Provision for income taxes	38,230	43,903	42,116

Non-GAAP: Net earnings from continuing operations	$96,866	$111,507	$113,497

	Year ended March 31,
	2025	2024	2023
GAAP: Net earnings from continuing operations per common share - diluted	$2.99	$3.56	$3.66

Share-based compensation	0.26	0.25	0.21
Acquisition related expenses	0.03	-	-
Acquisition related amortization expense	0.54	0.40	0.26
Other (income) expense, net	(0.17)	(0.04)	0.15
Tax benefit (expense) on restricted stock	(0.02)	(0.01)	(0.01)
Total non-GAAP adjustments - net of tax	0.64	0.60	0.61

Non-GAAP: Net earnings from continuing operations per common share - diluted	$3.63	$4.16	$4.27

(2)
We define Adjusted EBITDA as net earnings from continuing operations calculated in accordance with US GAAP, adjusted for the following: interest expense, depreciation and amortization, share-based compensation, acquisition and integration expenses, provision for income taxes, and other (income) expense. In the table below, we provide a reconciliation of Adjusted EBITDA to net earnings from continuing operations, which is the most directly comparable financial measure to this non-GAAP financial measure. Adjusted EBITDA margin is our calculation of Adjusted EBITDA divided by net sales.

We use Adjusted EBITDA as a supplemental measure of our performance to gain insight into our operating performance and performance trends. We believe that the exclusion of other income in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors with a useful measure for period-to-period comparisons of our business and operating results by excluding items that management believes are not reflective of our underlying operating performance. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating of our operating results. However, our use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and you should not be consider them in isolation or as substitutes for analysis of our financial results as reported under US GAAP. In addition, other companies, including companies in our industry, might calculate Adjusted EBITDA and Adjusted EBITDA margin, or similarly titled measures differently, which may reduce their usefulness as comparative measures.

The following table provides our calculations of Adjusted EBITDA (in thousands):

	Year ended March 31,
	2025	2024	2023
GAAP: Net earnings from continuing operations	$79,841	$95,121	$97,411
Provision for income taxes	30,967	37,070	35,672
Share-based compensation	9,725	9,471	7,579
Depreciation and amortization	25,753	20,951	13,599
Acquisition related expenses	1,072	-	-
Interest and financing costs	-	1,429	2,899
Other (income) expense, net	(6,438)	(1,432)	5,540
Non-GAAP: Adjusted EBITDA	$140,920	$162,610	$162,700

(3)
Gross billings are the total dollar value of customer purchases of goods and services including shipping charges during the period, net of customer returns and credit memos, sales, or other taxes from our product, professional services, and managed services segments. Gross billings include the transaction values for certain sales transactions that are recognized on a net basis, and, therefore, include amounts that will not be recognized as revenue.

FINANCIAL SUMMARY

Net sales: Net sales for the year ended March 31, 2025, decreased $166.9 million compared to the prior fiscal year, due to decreased net sales to customers in the telecom, media and entertainment, healthcare, and financial services industries, offset by increased net sales to customers in the technology and SLED industries. For additional information, see the “Segment Results of Operations” below.

Gross profit: Consolidated gross profit for the year ended March 31, 2025, increased $6.8 million compared to the prior fiscal year due to increases in professional and managed services that were partially offset by declines in product sales. Overall, gross margins were up by 230 basis points year over year to 25.7%, primarily due to higher product margins led by a shift in product mix towards sales of third-party maintenance and subscriptions that are recognized on a net basis, partially offset by lower services margins.

Selling, general, and administrative expenses: Selling, general, and administrative expenses for the year ended March 31, 2025, increased compared to the year ended March 31, 2024, mainly due to increases in salaries and benefits.

Salaries and benefits, including variable compensation for the year ended March 31, 2025, increased $21.6 million compared to the prior fiscal year, due to an increase of $24.2 million in salaries and benefits, mainly driven by increased headcount, offset by a decrease of $2.8 million in variable compensation. Our business had a total of 2,151 employees as of March 31, 2025, an increase of 299 from 1,852 employees as of March 31, 2024. We added 441 employees on August 19, 2024 from our acquisition of Bailiwick. In total, we increased the number of customer-facing employees by 272 employees as of March 31, 2025, compared to the year ended March 31, 2024. Our increase in customer-facing employees consists of an increase of 277 professional and managed services and technical support personnel, partially offset by a decrease of 5 in sales and marketing personnel.

General and administrative expenses for the year ended March 31, 2025, increased $6.9 million as compared to the prior fiscal year. General and administrative expenses were higher mainly due to increases in software, subscription, and maintenance fees, warehouse and logistic fees, and office rent. Our increases in these categories for the year ended March 31, 2025, compared to the prior fiscal year, were partially due to our acquisition of Bailiwick in August 2024. Additionally, we incurred $1.1 million in acquisition related expenses due to our acquisition of Bailiwick during the year ended March 31, 2025.

Provision for credit losses for the year ended March 31, 2025, was $1.7 million, as compared to $0.4 million for the year ended March 31, 2024. Our higher provision for credit losses for the year ended March 31, 2025, was due to an increase in exposure to accounts with higher credit risk.

Depreciation and amortization expense: Depreciation and amortization for the year ended March 31, 2025, increased compared to the year ended March 31, 2024, primarily due to amortization from intangible assets acquired in the Bailiwick acquisition during the year ended March 31, 2025.

Operating income: As a result of the foregoing, operating income for the year ended March 31, 2025, decreased $26.4 million compared to the prior fiscal year, and operating margin decreased from 6.0% to 5.2%.

Other income (expense), net: Other income for the year ended March 31, 2025, was $6.4 million, compared to $1.4 million, for the year ended March 31, 2024. Higher other income was driven by increased interest income offset by increased foreign exchange losses. We had $7.7 million in interest income for the year ended March 31, 2025, compared to $1.7 million in the prior fiscal year primarily due to our higher cash balances during the year. We had foreign exchange losses of $1.2 million for the year ended March 31, 2025, compared to a loss of $0.1 million in the prior fiscal year.

Provision for income taxes: Our provision for income tax expense for the years ended March 31, 2025, and 2024 was $31.0 million and $37.1 million, respectively. Our effective income tax rates for the years ended March 31, 2025, and 2024 were 27.9% and 28.0%, respectively. Our effective income tax rate was lower for the year ended March 31, 2025, as compared to the year ended March 31, 2024, primarily due to lower state taxes.

Net earnings from continuing operations: Net earnings from continuing operations for the year ended March 31, 2025, were $79.8 million, a decrease of $15.3 million, as compared to $95.1 million in the prior fiscal year. The net earnings decrease was due to the decrease in operating profits, offset by an increase in other income, driven by increased interest income, and a decrease in provision for income taxes.

Net earnings from discontinued operations, net of tax: Net earnings from discontinued operations, net of tax, for the year ended March 31, 2025, was $28.2 million, as compared to $20.7 million in the prior fiscal year. The net earnings increase was due to the increase in operating profits.

Net earnings: Due to the aforementioned reasons, net earnings for the year ended March 31, 2025, were $108.0 million, a decrease of $7.8 million, as compared to $115.8 million in the prior fiscal year.

SEGMENT OVERVIEW

Following the divestiture of our domestic financing business, we organize our business into three reportable segments (which we formerly referred to collectively as the technology business):

  Product segment: Our product segment consists of the sale of third-party hardware, third-party perpetual and subscription software, and third-party maintenance, software assurance, and other third-party services. The product segment also includes internet-based business-to-business supply chain management solutions for IT products. We endeavor to minimize the cost of sales in our product segment through incentive programs provided by vendors and distributors.

  Professional services segment: Our professional services segment includes our advanced professional services to our customers that are performed under time and materials, fixed fee, or milestone contracts. Professional services include consulting, assessments, architecture, deployment, and configuration, logistic services, training, staff augmentation services, and project management services. Additionally, we offer professional services in the spaces of digital signage, EV charging solutions, loss prevention and security, store openings, remodels, and store closings.

  Managed services segment: Our managed services segment includes our advanced managed services that encompass managing various aspects of our customers’ environments that are billed in regular intervals over a contract term, usually between three to five years. Managed services also include security solutions, storage-as-a-service, cloud hosted services, cloud managed services, and service desk.

Our other category consists of the international entities of our financing business that we retained after selling our domestic financing business.

SEGMENT RESULTS OF OPERATIONS

The Year Ended March 31, 2025, Compared to the Year Ended March 31, 2024

The results of operations for our segments were as follows (in thousands):

	Year ended March 31,
	2025	2024	Change	Percent
Net sales:
Product segment	$1,608,768	$1,883,809	$(275,041)	(14.6)%
Professional services segment	229,030	154,549	74,481	48.2%
Managed services segment	171,347	137,528	33,819	24.6%
Total reportable segments	2,009,145	2,175,886	(166,741)	(7.7)%
Other	422	629	(207)	(32.9)%
Total	$2,009,567	$2,176,515	$(166,948)	(7.7)%

Gross Profit:
Product segment	$373,557	$397,618	$(24,061)	(6.1)%
Professional services segment	90,517	68,194	22,323	32.7%
Managed services segment	51,307	42,667	8,640	20.2%
Total reportable segments	515,381	508,479	6,902	1.4%
Other	143	216	(73)	(33.8)%
Total	$515,524	$508,695	$6,829	1.3%

Gross margin:
Product segment	23.2%	21.1%
Professional services segment	39.5%	44.1%
Managed services segment	29.9%	31.0%

Net sales by customer end market:
Telecom, media & entertainment	$453,892	$547,525	$(93,633)	(17.1)%
SLED	333,371	329,617	3,754	1.1%
Technology	300,465	379,720	(79,255)	(20.9)%
Healthcare	286,474	278,893	7,581	2.7%
Financial services	174,798	243,630	(68,832)	(28.3)%
All others	460,145	396,501	63,644	16.1%
Total reportable segments	$2,009,145	$2,175,886	$(166,741)	(7.7)%

Net sales by type:
Networking	781,703	1,005,679	(223,976)	(22.3)%
Cloud	509,774	546,341	(36,567)	(6.7)%
Security	191,872	193,956	(2,084)	(1.1)%
Collaboration	55,483	65,714	(10,231)	(15.6)%
Other	69,936	72,119	(2,183)	(3.0)%
Total products segment	$1,608,768	$1,883,809	$(275,041)	(14.6)%
Professional services segment	229,030	154,549	74,481	48.2%
Managed services segment	171,347	137,528	33,819	24.6%
Total reportable segments	$2,009,145	$2,175,886	$(166,741)	(7.7)%

Net sales:

Product segment sales for the year ended March 31, 2025, decreased compared to the year ended March 31, 2024, due to decreases in demand and a shift in product mix towards sales of third-party maintenance and subscriptions that are recognized on a net basis. These changes were driven by the timing of purchases by existing customers, which are determined by their buying cycles, and the timing of specific IT-related initiatives.

Professional services segment sales for the year ended March 31, 2025, increased compared to the year ended March 31, 2024, primarily due to increases in revenues from the acquisition of Bailiwick.

Managed services segment sales for the year ended March 31, 2025, increased compared to the year ended March 31, 2024, due to ongoing expansion of these service offerings, primarily related to ongoing growth in enhanced maintenance support, cloud services, and service desk services.

Gross profit margin:

Product segment margin for the year ended March 31, 2025, increased by 210 basis points compared to the year ended March 31, 2024, due to a shift in product mix resulting in a higher proportion of sales of third-party maintenance and subscriptions which are recorded on a net basis partially offset by lower margins to certain enterprise customers.

Vendor incentives earned as a percentage of product sales for the year ended March 31, 2025 increased by 10 basis points, which had a positive effect on gross margin, as compared to the prior year.

Professional services segment margin for the year ended March 31, 2025, decreased by 460 basis points, compared to the year ended March 31, 2024, due to our acquisition of Bailiwick whose services tend to have a lower gross margin due to the use of a higher proportion of third parties for delivery than our organic professional services.

Managed services segment margin for the year ended March 31, 2025, decreased by 110 basis points, compared to the year ended March 31, 2024, due to higher third-party costs incurred for cloud services.

LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY OVERVIEW

We finance our operations through funds generated from operations and through borrowings under our WFCDF Credit Facility. We use those funds to meet our capital requirements, which primarily consist of working capital for operational needs, capital expenditures, acquisitions, and the repurchase of shares of our common stock.

We believe that cash on hand and funds generated from operations, together with available credit under our credit facility, will be enough to finance our working capital, capital expenditures, and other requirements for at least next year.

Our ability to continue to expand, both organically and through acquisitions, is dependent upon our ability to generate enough cash flow from operations or from borrowing or other sources of financing as may be required. While at this time we do not anticipate requiring any additional sources of financing to fund operations, if demand for IT products declines, or if our supply of products is delayed or interrupted, our cash flows from operations may be substantially affected.

CASH FLOWS

The following table summarizes our sources and uses of cash for the years ended March 31, 2025, and 2024 (in thousands):

	Year ended March 31,
	2025	2024
Net cash provided by operating activities of continuing operations	$323,918	$246,063
Net cash provided by (used in) operating activities of discontinued operations	(21,773)	2,386
Net cash provided by operating activities	302,145	248,449

Net cash used in investing activities of continuing operations	(130,190)	(61,808)
Net cash provided by (used in) investing activities of discontinued operations	1,323	(156)
Net cash used in investing activities	(128,867)	(61,964)

Net cash used in financing activities of continuing operations	(61,186)	(60,272)
Net cash provided by financing activities of discontinued operations	23,610	23,653
Net cash used in financing activities	(37,576)	(36,619)

Effect of exchange rate changes on cash	652	62

Net increase in cash and cash equivalents	$136,354	$149,928

Cash flows from operating activities

During the year ended March 31, 2025, we provided $323.9 million through operating activities of continuing operations primarily due to net earnings and decreases in accounts receivable and inventory, partially offset by increases in deferred costs. During the year ended March 31, 2024, we provided $246.1 million through operating activities of continuing operations primarily due to net earnings and a decrease in inventory, offset by an increase in accounts receivable.

To manage our working capital, we monitor our cash conversion cycle, which is defined as days sales outstanding (“DSO”) in accounts receivable plus days of supply in inventory (“DIO”) minus days of purchases outstanding in accounts payable (“DPO”).

The following table presents the components of the cash conversion cycle:

	March 31, 2025	March 31, 2024
(DSO) Days sales outstanding (1)	66	62
(DIO) Days inventory outstanding (2)	14	23
(DPO) Days payable outstanding (3)	(51)	(39)
Cash conversion cycle	29	46

(1)
Represents the rolling three-month average of the balance of trade accounts receivable-trade, net at the end of the period divided by Gross billings for the same three-month period.

(2)
Represents the rolling three-month average of the balance of inventory, net at the end of the period divided by the direct cost of products and services billed to our customers for the same three-month period.

(3)
Represents the rolling three-month average of the combined balance of accounts payable-trade and accounts payable-floor plan at the end of the period divided by the direct cost of products and services billed to our customers for the same three-month period.

Our standard payment term for customers is between 30-60 days; however, certain customer orders may be approved for extended payment terms. Our DSOs for the quarters ended March 31, 2025, and 2024 were greater than our standard payment terms primarily due to a significant proportion of sales in those quarters to customers with payment terms greater than or equal to net 60 days. Invoices processed through our credit facility, or the A/P-floor plan balance, are typically paid within 45-60 days from the invoice date, while A/P trade invoices are typically paid around 30 days from the invoice date.

Our cash conversion cycle decreased to 29 days for March 31, 2025, compared to 46 days for March 31, 2024, as DSO increased by 4 days, DIO decreased by 9 days, and DPO increased by 12 days from March 31, 2024, to March 31, 2025.

Cash flows related to investing activities

During the year ended March 31, 2025, we used $130.2 million in investing activities of continuing operations, consisting of $124.9 million for the acquisition of Bailiwick and $5.3 million for purchases of property and equipment.

During the year ended March 31, 2024, we used $61.8 million in investing activities of continuing operations, consisting of $54.2 million to acquire businesses and $7.7 million for purchases of property and equipment.

Cash flows from financing activities

During the year ended March 31, 2025, we used $61.2 million in financing activities of continuing operations, consisting of $46.9 million to repurchase outstanding shares of our common stock, $15.6 million repayments on the floor plan component of our WFCDF Credit Facility, and $2.3 million paid to the sellers of Peak Resources, Inc. (“Peak”) based on adjustments to a final determination of total net assets delivered in our January 2024 acquisition of Peak, partially offset by $3.6 million in proceeds of issuance of common stock to employees under an employee stock purchase plan.

During the year ended March 31, 2024, we used $60.3 million in financing activities of continuing operations, consisting of $47.4 million repayments on the floor plan component of our WFCDF Credit Facility, $6.0 million to pay off an installment payment arrangement within our technology business, and $9.9 million to repurchase outstanding shares of our common stock, partially offset by $3.0 million in proceeds of issuance of common stock to employees under an employee stock purchase plan.

CREDIT FACILITY

We finance the operations of our subsidiaries ePlus Technology, inc. and ePlus Technology Services, inc. (collectively, the “Borrowers”) through a credit facility with WFCDF. The WFCDF Credit Facility has a floor plan facility and a revolving credit facility.

Please refer to Note 10, “Credit Facility” in the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K for additional information concerning our WFCDF Credit Facility.

The loss of the WFCDF Credit Facility could have a material adverse effect on our future results as we currently rely on this facility and its components for daily working capital and liquidity and as an operational function of our accounts payable process.

Floor plan facility

We finance most purchases of products for sale to our customers through the floor plan facility. Once our customer places a purchase order with us and we have approved their credit, we place an order for the desired products with one of our vendors. Our vendors are generally paid by the floor plan facility and our liability is reflected in “accounts payable—floor plan” in our consolidated balance sheets.

Most customer payments to us are remitted to our lockbox accounts. Once payments are cleared, the monies in the lockbox accounts are automatically and daily transferred to our operating account. We pay down the floor plan facility on three specified dates each month, generally 45-60 days from the invoice date. Our borrowings and repayments under the floor plan component are included in “net borrowings (repayments) on floor plan facility” within cash flows from the financing activities in our consolidated statements of cash flows.

As of March 31, 2025, and March 31, 2024, we had a maximum credit limit, including the revolving credit facility, of $500.0 million, and an outstanding balance on the floor plan facility of $89.5 million and $105.1 million, respectively. On our balance sheet, our liability under the floor plan facility is presented as part of accounts payable – floor plan.

Revolving credit facility

As of March 31, 2025, and March 31, 2024, we did not have any outstanding balance under the revolving credit facility. The maximum credit limit under this facility was $200.0 million as of both March 31, 2025, and March 31, 2024.

PERFORMANCE GUARANTEES

In the normal course of business, we may provide certain customers with performance guarantees, which are generally backed by surety bonds. In general, we would only be liable for these guarantees in the event of default in the performance of our obligations. We are in compliance with the performance obligations under all service contracts for which there is a performance guarantee, and we believe that any liability incurred in connection with these guarantees would not have a material adverse effect on our consolidated statements of operations.

OFF-BALANCE SHEET ARRANGEMENTS

As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of March 31, 2025, and 2024, we were not involved in any unconsolidated special purpose entity transactions.

ADEQUACY OF CAPITAL RESOURCES

The continued implementation of our business strategy will require a significant investment in both resources and managerial focus. In addition, we may selectively acquire other companies that have attractive customer relationships and skilled sales and/or engineering forces. We may also open facilities in new geographic areas, which may require a significant investment of cash. We may also acquire technology companies to expand and enhance our geographic footprint, or the platform of bundled solutions to provide additional functionality and value-added services. We may require additional capital due to increases in inventory to accommodate our customers’ IT installation schedules. These actions may result in increased working capital needs as the business expands. As a result, we may require additional financing to fund our strategy, implementation, potential future acquisitions, and working capital needs, which may include additional debt and equity financing. While the future is uncertain, we do not expect our WFCDF Credit Facility will be terminated by WFCDF or us.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

Our future quarterly operating results and the market price of our common stock may fluctuate. In the event our revenues or earnings for any quarter are less than the level expected by securities analysts or the market in general, such shortfall could have an immediate and significant adverse impact on the market price of our common stock. Any such adverse impact could be greater if any such shortfall occurs near the time of any material decrease in any widely followed stock index or in the market price of the stock of one or more competitors, IT resellers, major customers, or vendors of ours.

Our quarterly results of operations are susceptible to fluctuations for a number of reasons, including, but not limited to currency fluctuations, reduction in IT spending, shortages of product from our vendors due to material shortages, the timing and mix of specific transactions, the reduction of manufacturer incentive programs, and other factors.

We believe that comparisons of quarterly results of our operations are not necessarily meaningful and that results for one quarter should not be relied upon as an indication of future performance.

CONTRACTUAL OBLIGATIONS

Our material contractual obligations primarily consist of lease liabilities. Please refer to Note 6, “Lessee Accounting” in the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1 for additional information regarding the maturities of these obligations.

CRITICAL ACCOUNTING ESTIMATES

Our consolidated financial statements have been prepared in accordance with US GAAP. Our significant accounting policies are described in Note 1, “Organization and Summary of Significant Accounting Policies” in the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1. The accounting policies described below are significantly affected by critical accounting estimates. Such accounting policies require significant judgments, assumptions, and estimates, and actual results could differ materially from the amounts reported based on these policies.

REVENUE RECOGNITION — When we enter into contracts with customers, we are required to identify the performance obligations in the contract. We recognize most of our revenues from the sales of third-party products, third-party software, third-party maintenance, software support, and services, and ePlus professional and managed services. Our recognition of revenue differs for each of these distinct types of performance obligations and identifying each performance obligation appropriately may require judgment.

When a contract contains multiple distinct performance obligations, we allocate the transaction price to each performance obligation based on its relative standalone selling price. We determine standalone selling prices using expected cost-plus margin. When we finance sales of third-party software and third-party maintenance, software support, and services, we reduce the transaction price by the financing component.

We recognize revenue from sales of third-party products and third-party software at the point in time that control passes to the customer, which is typically upon delivery of the product to the customer. We perform an analysis to estimate the amount of sales in-transit at the end of the period and adjust revenue and the related costs to reflect only what has been delivered to the customer. This analysis is based upon an analysis of current quarter and historical delivery dates.

We recognize revenue from sales of third-party maintenance, software support, and services when our customer and vendor accept the terms and conditions of the arrangement. On occasion, judgment is required to determine this point in time.

We provide ePlus professional services under both time and materials and fixed price contracts. When services are provided on a time and materials basis, we recognize sales at agreed-upon billing rates as services are performed. When services are provided on a fixed fee basis, we recognize sales over time in proportion to our progress toward complete satisfaction of the performance obligation. Using this method requires a determination of the appropriate input or output method to measure progress. We most often measure progress based on costs incurred in proportion to total estimated costs, commonly referred to as the “cost-to-cost” method. When using this method, significant judgment may be required to estimate the total costs to complete the performance obligation. We typically recognize sales of ePlus managed services on a straight-line basis over the period services are provided.

We recognize financing revenues from our investments in leases and notes receivable. We recognize interest income on our notes-receivable using the effective interest method.

We classify our leases as either sales-type leases or operating leases. For sales-type leases, upon lease commencement, we recognize the present value of the lease payments, and the residual asset discounted using the rate implicit in the lease. When we are financing equipment provided by another dealer, we typically do not have any selling profit or loss arising from the lease. When we are the dealer of the equipment being leased, we typically recognize revenue in the amount of the lease receivable and cost of sales in the amount of the carrying value of the underlying asset minus the unguaranteed residual asset. We may need to use judgment to determine the fair value of the equipment. After the commencement date, we recognize interest income as part of net sales using the effective interest method. For operating leases, we recognize the underlying asset as an operating lease asset. We depreciate the asset on a straight-line basis to its estimated residual value over its estimated useful life. We recognize the lease payments over the lease term on a straight-line basis as part of net sales.

We account for the transfer of financial assets as sales or secured borrowings. When a transfer meets all the requirements for sale accounting, we derecognize the financial asset and record a net gain or loss that is included in net sales. We utilize qualified attorneys to provide a true-sale-at-law opinion to support the conclusion that transferred financial assets have been legally isolated.

RESIDUAL ASSETS — Our estimate for the residual asset in a lease is the amount we expect to derive from the underlying asset following the end of the lease term. Our estimates vary, both in amount and as a percentage of the original equipment cost, and depend upon several factors, including the equipment type, vendor’s discount, market conditions, lease term, equipment supply and demand, and new product announcements by vendors. We evaluate residual values for impairment on a quarterly basis. We do not recognize upward adjustments due to changes in estimates of residual values.

GOODWILL — We test goodwill for impairment on an annual basis, as of October 1, and between annual tests if an event occurs, or circumstances change, that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Goodwill is tested for impairment at a level of reporting referred to as a reporting unit.

In a qualitative assessment, we assess qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount, including goodwill. A significant amount of judgment is involved in determining if an event representing an indicator of impairment has occurred between annual test dates. Such indicators may include: a significant decline in expected future cash flows; a sustained, significant decline in stock price and market capitalization; a significant adverse change in legal factors or in the business climate; unanticipated competition; the testing for recoverability of a significant asset group within a reporting unit; and reductions in revenue or profitability growth rates.

In the quantitative impairment test, we compare the fair value of a reporting unit with its carrying amount, including goodwill. We estimate the fair value of each reporting unit using a combination of the income approach and market approaches.

The income approach incorporates the use of a discounted cash flow method in which the estimated future cash flows and terminal values for each reporting unit are discounted to a present value using a discount rate. Cash flow projections are based on management’s estimates of economic and market conditions which drive key assumptions of revenue growth rates, operating margins, capital expenditures and working capital requirements. The discount rate in turn is based on the specific risk characteristics of each reporting unit, the weighted average cost of capital and its underlying forecast.

The market approach estimates fair value by applying performance metric multiples to the reporting unit’s prior and expected operating performance. The multiples are derived from comparable publicly traded companies with similar operating and investment characteristics as the reporting unit.

The fair values determined by the market approach and income approach, as described above, are weighted to determine the fair value for each reporting unit. Although we have consistently used the same methods in developing the assumptions and estimates underlying the fair value calculations, such estimates are uncertain and may vary from actual results.

VENDOR CONSIDERATION — We receive payments and credits from vendors and distributors, including consideration pursuant to volume incentive programs, and shared marketing expense programs. Many of these programs extend over one or more quarters’ sales activities. Different programs have different vendor/program specific goals to achieve. We recognize the rebates pursuant to volume incentive programs, when the rebate is probable and reasonably estimable, based on a systematic and rational allocation of the cash consideration offered to each of the underlying transactions that results in our progress towards earning the rebate. Should our actual performance be different from our estimates, we may be required to adjust our receivables.

ALLOWANCE FOR CREDIT LOSSES — We maintain an allowance for credit losses related to our accounts receivable and financing receivables. We record an expense in the amount necessary to adjust the allowance for credit losses to our current estimate of expected credit losses on financial assets. We estimate expected credit losses based on our internal rating of the customer’s credit quality, our historical credit losses, current economic conditions, and other relevant factors. Prior to providing credit, we assign an internal rating for each customer’s credit quality based on the customer’s financial status, rating agency reports and other financial information. We review our internal ratings for each customer at least annually or when there is an indicator of a change in credit quality, such as a delinquency or bankruptcy. We write off financing receivables when we deem them to be uncollectable. As of March 31, 2025, we estimated expected credit loss rates related to both our accounts receivable and financing receivables at rates comparable to March 31, 2024 across most asset pools.

INCOME TAXES — We make certain estimates and judgments in determining income tax expense for financial statement reporting purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which principally arise from differences in the timing of recognition of revenue and expense for tax and financial statement reporting purposes. We also must analyze income tax reserves, as well as determine the likelihood of recoverability of deferred tax assets and adjust any valuation allowances accordingly.

Considerations with respect to the recoverability of deferred tax assets include the period of expiration of the tax asset, planned use of the tax asset, and historical and projected taxable income as well as tax liabilities for the tax jurisdiction to which the tax asset relates. Valuation allowances are evaluated periodically and will be subject to change in each future reporting period as a result of changes in one or more of these factors. The calculation of our tax liabilities also involves considering uncertainties in the application of complex tax regulations. We recognize liabilities for uncertain income tax positions based on our estimate of whether, and the extent to which, additional taxes will be required.

Several foreign jurisdictions are implementing or considering a 15% minimum effective tax rate under the OECD's Global Anti-Base Erosion ("Pillar Two") model rules. This applies to multinational companies with consolidated revenue above €750 million. Companies must calculate a combined effective tax rate for all entities in a jurisdiction, and if it's below 15%, a top-up tax is required. We qualified under the safe harbor provisions in jurisdictions that have implemented Pillar Two, so no top-up tax applies.

BUSINESS COMBINATIONS — We account for business combinations using the acquisition method. For each acquisition, we recognize most assets acquired, and liabilities assumed at their fair values at the acquisition date. Our valuations of certain assets acquired, including customer relationships and trade names, and certain liabilities assumed, involve significant judgment and estimation. Additionally, our determination of the purchase price may include an estimate for the fair value of contingent consideration. We utilize independent valuation specialists to assist us in determining the fair value of certain assets and liabilities. Our valuations utilize significant estimates, such as forecasted revenues and profits. Changes in our estimates could significantly impact the value of certain assets and liabilities.

RECENT ACCOUNTING PRONOUNCEMENTS

Please refer to Note 2, “Recent Accounting Pronouncements” in the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Exhibit 99.1.

ITEM 8.
 FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
ePlus inc.
Herndon, Virginia

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ePlus inc. and subsidiaries (the "Company") as of March 31, 2025, and 2024, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2025, and 2024, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of March 31, 2025, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated May 22, 2025, expressed an unqualified opinion on the Company’s internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue Recognition – Gross Versus Net Recognition of Sales of Third-Party Software – Refer to Note 1 to the financial statements

Critical Audit Matter Description

The Company is typically the principal in sales of third-party software. Sales are recognized on a gross basis with the selling price to the customer recorded as sales and the acquisition cost of the product recognized as cost of sales. The Company recognizes revenue from these sales at the point in time that control passes to the customer, which is typically upon delivery of the software to the customer. The Company is also the agent in sales of third-party maintenance, software support, and services as the third-party controls the service until it is transferred to the customer. Similarly, the Company is the agent in sales of third-party software and accompanying third-party support when the third-party software benefits the customer only in conjunction with the accompanying support. In these sales, the Company considers the third-party software and support as inputs to a single performance obligation. In all these sales where the Company is the agent, the Company recognizes sales on a net basis at the point that its customer and vendor accept the terms and conditions of the arrangement.

Auditing the Company’s determination of gross or net recognition of third-party software and support sales involved a high degree of subjectivity as it required the evaluation of whether the third-party software benefits the customer only in conjunction with the accompanying support. When the support is determined to be critical or essential to the software, the transaction is viewed as one combined performance obligation, and revenue is recognized net of related costs.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to management’s conclusion related to the recognition of sales of third-party software included the following, among others:

●
We tested the design and operating effectiveness of management’s controls over the determination of gross or net recognition of third-party software and support sales.

●
For a selection of contracts, we performed the following procedures:

–
Inspected the customer invoice and purchase order to determine whether the sale represented a valid transaction with a customer.

–
Compared the cost per the Company’s records to the cost per the vendor invoice.

–
Evaluated the sale to determine whether it constituted a single or multiple performance obligation(s) through inspection of the customer invoice, purchase order, and information on vendor websites accessed through third-party search engines.

–
Evaluated the sale to determine whether there was accompanying third-party support related to the software, and whether the support was separately identifiable or essential to the functionality of the software through inspection of customer invoices, purchase orders, information on vendor websites accessed through third-party search engines and inquiries with management, as necessary.

–
Determined whether the sale treatment as principal or agent is appropriate and consistent with the Company’s conclusion.

Transfers of Financial Assets – Refer to Note 5 to the financial statements

Critical Audit Matter Description

The Company enters into arrangements to transfer the contractual payments due under financing receivables and operating lease agreements, which are accounted for in accordance with Codification Topic 860. These transfers are accounted for as either a sale or as a pledge of collateral in a secured borrowing. For transfers accounted for as a secured borrowing, the corresponding investments serve as collateral for non-recourse notes payable. For transfers accounted for as sales, the Company derecognizes the carrying value of the asset transferred plus any liability and recognizes a net gain or loss on the sale, which are presented within net sales in the consolidated statement of operations.

Auditing the Company’s determination of whether the transfer should be accounted for as a secured borrowing or a sale involved a high degree of subjectivity. This subjectivity stems from management’s assessment of whether the transferred assets have been isolated from the transferor.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to management’s conclusion related to the transfer of financial assets included the following, among others:

●
We tested the design and operating effectiveness of management’s controls over the transfer of financial assets, including management’s controls over the evaluation of the terms of loan documents and accompanying investor data, assignment agreements, and the calculation of the gain or loss.

●
For a selection of transactions, we evaluated the Company’s determination of sale or secured borrowing, by evaluating, among other factors, if the transferred assets have been isolated from the Company. Specifically, we performed the following procedures:

–
Obtained the executed transfer agreement and evaluated whether the Company:

◾
Assigned its rights, titles, interests, estates, claims, and demands to the third-party assignee.

◾
Retained any rights with respect to the payments assigned to the third-party assignee or had been appropriately isolated from the assets. We evaluated opinions from outside legal counsel, when applicable.

–
Obtained and inspected the cash proceeds support from the transfer and compared the cash received to the selling price.

–
Tested the mathematical accuracy of management’s calculation of the gain or loss based on the cash proceeds and the receivable balance as of date of sale.

/s/ Deloitte & Touche LLP
McLean, Virginia
May 22, 2025 (January 26, 2026 as to the effects of discontinued operations discussed in Note 4)

We have served as the Company’s auditor since 1990.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
ePlus inc.
Herndon, Virginia

Opinion on Internal Control over Financial Reporting

We have audited the internal control over financial reporting of ePlus inc. and subsidiaries (the "Company") as of March 31, 2025, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of March 31, 2025, based on criteria established in Internal Control – Integrated Framework (2013) issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements as of and for the year ended March 31, 2025, of the Company and our report dated May 22, 2025 (January 26, 2026, as to the effects of discontinued operations discussed in Note 4)  expressed an unqualified opinion on those financial statements.

As described in Management’s Report on Internal Control Over Financial Reporting, management excluded from its assessment the internal control over financial reporting at Bailiwick Services, LLC, which was acquired on August 19, 2024, and whose financial statements constitute approximately 8% of total assets and 4% of revenues of the consolidated financial statement amounts as of and for the year ended March 31, 2025. Accordingly, our audit did not include the internal control over financial reporting at Bailiwick Services, LLC.

Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Deloitte & Touche LLP
McLean, Virginia
May 22, 2025

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31, 2025	March 31, 2024
ASSETS

Current assets:
Cash and cash equivalents	$389,375	$253,021
Accounts receivable—trade, net	516,925	644,180
Accounts receivable—other, net	19,382	29,490
Inventories	120,440	139,690
Deferred costs	66,769	59,449
Other current assets	28,500	13,486
Current assets of discontinued operations	222,399	134,213
Total current assets	1,363,790	1,273,529

Deferred tax asset	3,658	5,620
Property, equipment, and other assets—net	98,657	82,382
Goodwill	202,858	161,503
Other intangible assets—net	82,007	44,093
Non-current assets of discontinued operations	133,835	86,342
TOTAL ASSETS	$1,884,805	$1,653,469

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$324,580	$282,194
Accounts payable—floor plan	89,527	105,104
Salaries and commissions payable	42,219	41,683
Deferred revenue	152,631	134,190
Other current liabilities	22,463	27,310
Current liabilities of discontinued operations	166,463	66,509
Total current liabilities	797,883	656,990

Deferred tax liability—long-term	1,454	-
Deferred revenue—long-term	81,759	68,464
Other liabilities	13,540	12,460
Non-current liabilities of discontinued operations	12,546	13,776
TOTAL LIABILITIES	907,182	751,690

COMMITMENTS AND CONTINGENCIES (Note 11)

STOCKHOLDERS' EQUITY

Preferred stock, $0.01 per share par value; 2,000 shares authorized none outstanding	-	-
Common stock, $0.01 per share par value; 50,000 shares authorized; 26,526 outstanding at March 31, 2025, and 26,952 outstanding at March 31, 2024	276	274
Additional paid-in capital	193,698	180,058
Treasury stock, at cost, 1,056 shares at March 31, 2025, and 447 shares at March 31, 2024	(70,748)	(23,811)
Retained earnings	850,956	742,978
Accumulated other comprehensive income—foreign currency translation adjustment	3,441	2,280
Total Stockholders' Equity	977,623	901,779
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,884,805	$1,653,469

See Notes to Consolidated Financial Statements.

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Year ended March 31,
	2025	2024	2023
Net sales
Product	$1,609,190	$1,884,438	$1,751,661
Services	400,377	292,077	264,443
Total	2,009,567	2,176,515	2,016,104

Cost of sales
Product	1,235,490	1,486,604	1,370,390
Services	258,553	181,216	170,694
Total	1,494,043	1,667,820	1,541,084

Gross profit	515,524	508,695	475,020

Selling, general, and administrative	385,401	355,556	319,899
Depreciation and amortization	25,753	20,951	13,599
Interest and financing costs	-	1,429	2,899
Operating expenses	411,154	377,936	336,397

Operating income	104,370	130,759	138,623

Other income (expense), net	6,438	1,432	(5,540)

Earnings from continuing operations before tax	110,808	132,191	133,083

Provision for income taxes	30,967	37,070	35,672

Net earnings from continuing operations	79,841	95,121	97,411

Earnings from discontinued operations, net of tax (Note 4)	28,137	20,655	21,945

Net earnings	$107,978	$115,776	$119,356

Net earnings per common share—basic
Continuing operations	$3.01	$3.57	$3.66
Discontinued operations	1.06	0.78	0.83
Net earnings per common share—basic	$4.07	$4.35	$4.49

Net earnings per common share—diluted
Continuing operations	$2.99	$3.56	$3.66
Discontinued operations	1.06	0.77	0.82
Net earnings per common share—diluted	$4.05	$4.33	$4.48

Weighted average common shares outstanding—basic	26,503	26,610	26,569
Weighted average common shares outstanding—diluted	26,666	26,717	26,654

See Notes to Consolidated Financial Statements.

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	Year ended March 31,
	2025	2024	2023

NET EARNINGS	$107,978	$115,776	$119,356

OTHER COMPREHENSIVE INCOME, NET OF TAX:

Foreign currency translation adjustments	1,161	712	1,692

Other comprehensive income	1,161	712	1,692

TOTAL COMPREHENSIVE INCOME	$109,139	$116,488	$121,048

See Notes to Consolidated Financial Statements.

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year ended March 31,
	2025	2024	2023
Cash flows from operating activities:
Net earnings	$107,978	$115,776	$119,356
Less: Net earnings from discontinued operations, net of tax	28,137	20,655	21,945
Net earnings from continuing operations	79,841	95,121	97,411

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities of continuing operations:
Depreciation and amortization	27,183	22,499	15,280
Provision for credit losses	1,732	371	191
Share-based compensation expense	9,725	9,471	7,580
Deferred taxes	3,413	(2,656)	2,083
Net loss on disposal of property and equipment	283	192	86
Changes in:
Accounts receivable	185,910	(117,469)	(81,251)
Inventories	29,364	104,781	(88,097)
Deferred costs and other assets	(30,289)	(24,814)	(25,142)
Accounts payable	6,703	106,967	39,714
Salaries and commissions payable, deferred revenue, and other liabilities	10,053	51,600	48,911
Net cash provided by operating activities of continuing operations	323,918	246,063	16,766
Net cash provided by (used in) operating activities of discontinued operations	(21,773)	2,386	(32,191)
Net cash provided by (used in) operating activities	302,145	248,449	(15,425)

Cash flows from investing activities:
Proceeds from sale of property and equipment	7	38	45
Purchases of property and equipment	(5,271)	(7,664)	(8,086)
Cash used in acquisitions, net of cash acquired	(124,926)	(54,182)	(13,288)
Net cash used in investing activities of continuing operations	(130,190)	(61,808)	(21,329)
Net cash provided by (used in) investing activities of discontinued operations	1,323	(156)	2,403
Net cash used in investing activities	(128,867)	(61,964)	(18,926)

Cash flows from financing activities:
Borrowings of non-recourse and recourse notes payable	-	252,000	180,000
Repayments of non-recourse and recourse notes payable	-	(257,997)	(187,111)
Proceeds from issuance of common stock	3,635	3,019	-
Repurchase of common stock	(46,937)	(9,853)	(7,224)
Payments to settle liabilities for acquisitions	(2,307)	-	-
Net repayments on floor plan facility	(15,577)	(47,441)	(10,708)
Net cash used in financing activities of continuing operations	(61,186)	(60,272)	(25,043)
Net cash provided by financing activities of discontinued operations	23,610	23,653	4,093
Net cash used in financing activities	(37,576)	(36,619)	(20,950)

Effect of exchange rate changes on cash	652	62	3,016

Net increase (decrease) in cash and cash equivalents	136,354	149,928	(52,285)

Cash and cash equivalents, beginning of period	253,021	103,093	155,378

Cash and cash equivalents, end of period	$389,375	$253,021	$103,093

CONSOLIDATED STATEMENTS OF CASH FLOWS - continued
(in thousands)

	Year ended March 31,
	2025	2024	2023
Supplemental disclosures of cash flow information:
Cash paid for interest	$143	$1,516	$2,876
Cash paid for income taxes	$48,732	$41,526	$51,984
Cash paid for amounts included in the measurement of lease liabilities	$5,821	$4,071	$4,610

Schedule of non-cash investing and financing activities:
Purchases of property and equipment	$(214)	$(279)	$(1,266)
Consideration for acquisitions	$-	$(2,307)	$-
Vesting of share-based compensation	$11,893	$9,477	$9,897
Repurchase of common stock	$-	$-	$(122)
New operating lease assets obtained in exchange for lease obligations	$7,146	$4,883	$11,886

See Notes to Consolidated Financial Statements.

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)

			Additional Paid-In Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income

	Common Stock
	Shares	Par Value					Total

Balance, March 31, 2022	26,886	$270	$159,480	$(6,734)	$507,846	$(124)	$660,738
Issuance of restricted stock awards	150	2	-	-	-	-	2
Share-based compensation	-	-	7,823	-	-	-	7,823
Repurchase of common stock	(131)	-	-	(7,346)	-	-	(7,346)
Net earnings	-	-	-	-	119,356	-	119,356
Foreign currency translation adjustment	-	-	-	-	-	1,692	1,692

Balance, March 31, 2023	26,905	$272	$167,303	$(14,080)	$627,202	$1,568	$782,265
Issuance of restricted stock awards	162	2	(2)	-	-	-	-
Issuance of common stock	71	-	3,019	-	-	-	3,019
Share-based compensation	-	-	9,738	-	-	-	9,738
Repurchase of common stock	(186)	-	-	(9,731)	-	-	(9,731)
Net earnings	-	-	-	-	115,776	-	115,776
Foreign currency translation adjustment	-	-	-	-	-	712	712

Balance, March 31, 2024	26,952	$274	$180,058	$(23,811)	$742,978	$2,280	$901,779
Issuance of restricted stock awards	125	1	(1)	-	-	-	-
Issuance of common stock	58	1	3,634	-	-	-	3,635
Share-based compensation	-	-	10,007	-	-	-	10,007
Repurchase of common stock	(609)	-	-	(46,937)	-	-	(46,937)
Net earnings	-	-	-	-	107,978	-	107,978
Foreign currency translation adjustment	-	-	-	-	-	1,161	1,161

Balance, March 31, 2025	26,526	$276	$193,698	$(70,748)	$850,956	$3,441	$977,623

See Notes to Consolidated Financial Statements.

ePlus inc. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Years ended March 31, 2024, 2023, and 2022

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS — ePlus inc. (“we,” “our,” “us,” or “ePlus”) was founded in 1990 and is a Delaware corporation. We are a holding company that through its subsidiaries provides information technology (“IT”) solutions which enable organizations to optimize their IT environment and supply chain processes. We also provide consulting, professional, and managed services and complete lifecycle management services. We focus on selling to medium and large enterprises and state and local government and educational institutions (“SLED”) in the United States (“US”) and select international markets including the United Kingdom (“UK”), the European Union (“EU”), India, and Singapore.

BASIS OF PRESENTATION — The consolidated financial statements include the accounts of ePlus inc. and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The accounts of acquired businesses are included in the consolidated financial statements from the dates of acquisition.

USE OF ESTIMATES — The preparation of financial statements in conformity with accounting principles generally accepted in the US requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Estimates are used when accounting for items and matters including, but not limited to, revenue recognition, vendor consideration, goodwill and intangible assets, allowance for credit losses, inventory obsolescence, and the recognition and measurement of income tax assets and other provisions and contingencies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates.

ALLOWANCE FOR CREDIT LOSSES — We maintain an allowance for credit losses related to our accounts receivable and financing receivables. We record an expense in the amount necessary to adjust the allowance for credit losses to our current estimate of expected credit losses on financial assets. We estimate expected credit losses based on our internal rating of the customer’s credit quality, our historical credit losses, current economic conditions, and other relevant factors. Prior to providing credit, we assign an internal rating for each customer’s credit quality based on the customer’s financial status, rating agency reports and other financial information. We review our internal ratings for each customer at least annually or when there is an indicator of a change in credit quality, such as a delinquency or bankruptcy. We write off receivables when we deem them to be uncollectable.

BUSINESS COMBINATIONS — We account for business combinations using the acquisition method, which requires that the total purchase price for the acquired entity be allocated to the assets acquired and liabilities assumed. With limited exceptions, we measure most assets acquired and liabilities assumed based on their fair values at the acquisition date. We apply Accounting Standards Codification (“Codification”) Topic 606, Contracts with customers (“Codification Topic 606”), to recognize and measure contract assets and contract liabilities from contracts with customers. Our allocation process requires an analysis of intangible assets, such as customer relationships, trade names, acquired contractual rights and legal contingencies to identify and record all assets acquired and liabilities assumed.

We record any premium paid over the fair value of the acquired net assets as goodwill. Our initial purchase price allocations are subject to revision within the measurement period, not to exceed one year from the date of acquisition. We include the results of operations for the acquired company in our financial statements from the acquisition date.

CASH AND CASH EQUIVALENTS — Cash and cash equivalents consist primarily of interest-bearing accounts and money market funds that consist of short-term US treasury securities. We consider all highly liquid investments, including those with an original maturity of three months or less at the date of acquisition, to be cash equivalents. As of March 31, 2025, and March 31, 2024, there were no restrictions on the withdrawal of funds from our money market funds.

CONCENTRATIONS OF RISK — Financial instruments that potentially subject us to concentrations of credit risk include cash and cash equivalents, short-term investments, accounts receivable, and financing receivables. Cash and cash equivalents may include short-term investments that are maintained principally with financial institutions in the US. Our accounts receivable-trade balance on both March 31, 2025, and March 31, 2024 included approximately 17% concentration of invoices due from Verizon Communications Inc. Our risk on our accounts receivable and financing receivables is reduced by having a broad customer base in a diverse range of industries and through the ongoing evaluation of collectability of our portfolio. Our credit risk is further mitigated by transferring certain of our financing receivables to financial institutions on a non-recourse basis and, for our lease receivables, by owning the underlying asset. A substantial portion of our sales are products from Cisco Systems, which represented approximately 32%, 44%, and 40%, of our net sales for the years ended March 31, 2025, 2024, and 2023, respectively.

CONTRACT ASSETS — We recognize contract assets when we recognize revenue and our right to consideration is conditioned on our future performance.

CONTRACT LIABILITIES — We recognize contract liabilities when cash payments are received or due in advance of our performance.

DEFERRED COSTS — When a contract is within the scope of Codification Topic 606, we defer costs of fulfilling the contract when they generate or enhance resources that will be used by us in satisfying performance obligations in the future. Additionally, we capitalize costs that are incremental to obtaining the contracts, predominately sales commissions, and expense them in proportion to each completed contract performance obligation. Our long-term deferred costs are included in our consolidated balance sheets as part of property, equipment, and other assets—net.

EARNINGS PER SHARE — Basic earnings per share is calculated by dividing net earnings attributable to common stockholders by the basic weighted average number of shares of common stock outstanding during each period. Diluted earnings per share reflects the potential dilution of securities that could participate in our earnings, including restricted stock awards during each period.

FAIR VALUE MEASUREMENT — We follow the guidance in Codification Topic 820 Fair Value Measurements (“Codification Topic 820”) which governs how to measure fair value for financial reporting. This topic defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. This topic also establishes a fair value hierarchy that categorizes into three levels the inputs to valuation techniques used to measure fair value:

•
Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.

•
Level 2 – Inputs other than quoted prices included within Level 1, such as quoted prices for similar assets or liabilities in active markets, that are observable for the asset or liability, either directly or indirectly.

•
Level 3 – Unobservable inputs for the asset or liability. The fair values are determined based on model-based techniques such as discounted cash flow models using inputs that we could not corroborate with market data.

FINANCIAL INSTRUMENTS — For financial instruments such as cash, short-term investments, accounts receivables, accounts payable and other current liabilities, we consider the recorded value of the financial instruments to approximate the fair value due to their short maturities. On March 31, 2025, the carrying amounts of our notes receivable and non-recourse payables were $221.7 million and $38.8 million, respectively, and their fair values were $223.7 million and $38.8 million, respectively. On March 31, 2024, the carrying amounts of our notes receivable and non-recourse payables were $108.2 million and $36.2 million, respectively, and their fair values were $106.3 million and $36.1 million, respectively. Our notes receivable and non-recourse payables are substantially all related to discontinued operations. Please refer to Note4, “Discontinued Operations”.

FINANCING RECEIVABLES AND OPERATING LEASES — Financing receivables and operating leases consist of the financing receivables from notes receivable and sales-type leases and the carrying value of assets that we are leasing to our customers on leases that are classified as operating leases. When we lease equipment under an operating lease, we recognize the underlying asset at cost and depreciate it on a straight-line bases over its estimated useful life. We estimate that the useful life for most IT equipment under lease is 4 years. Our financing receivables and operating leases are substantially all related to discontinued operations. Please refer to Note 4, “Discontinued Operations”.

FOREIGN CURRENCY MATTERS — Our functional currency is the US dollar. Our international subsidiaries typically use their local currency as their functional currency. We translate the assets and liabilities of our international subsidiaries into US dollars at the spot rate in effect at the applicable reporting date. We translate the revenues and expenses of our international subsidiaries into US dollars at the average exchange rates in effect during the applicable period. We report the resulting foreign currency translation adjustment as accumulated other comprehensive income (loss), which is reflected as a separate component of stockholders’ equity. We report all foreign currency transaction gains or losses in other income (expense), net on our consolidated statement of operations. For the years ended March 31, 2025, 2024, and 2023, we recognized losses of $1.2 million, $0.1 million, and $5.4 million, respectively, due to foreign currency transactions.

GOODWILL — We test goodwill for impairment on an annual basis, as of October 1, and between annual tests if an event occurs, or circumstances change, that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

In a qualitative assessment, we assess qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount, including goodwill. If, after assessing the totality of events or circumstances, we determine that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then the quantitative goodwill impairment test is unnecessary.

If, after assessing the totality of events or circumstances, we determine that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then we perform the quantitative goodwill impairment test. We may also elect the unconditional option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the quantitative goodwill impairment test.

In the quantitative impairment test, we compare the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired. Conversely, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit.

IMPLEMENTATION COSTS OF A HOSTING ARRANGEMENT- We capitalize implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. We classify these capitalized costs in the same balance sheet line item as the amounts prepaid for the related hosting arrangement and we present the amortization of these capitalized costs in the same income statement line item as the service fees for the related hosting arrangement. Our long-term prepaids are included in our consolidated balance sheets as part of property, equipment, and other assets—net. We amortize the capitalized implementation costs over the term of the hosting arrangement.

INCOME TAXES — Deferred income taxes are accounted for in accordance with Codification Topic 740 Income Taxes (“Codification Topic 740”). Under this method, deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement reporting and tax bases of assets and liabilities, using tax rates currently in effect. Future tax benefits, such as net operating loss carry-forwards, are recognized to the extent that realization of these benefits is considered to be more likely than not. We review our deferred tax assets at least annually and make necessary valuation adjustments.

In addition, we account for uncertain tax positions in accordance with Codification Topic 740. Specifically, the Topic prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on the related de-recognition, classification, interest and penalties, accounting for interim periods, disclosure, and transition of uncertain tax positions. In accordance with our accounting policy, we recognize accrued interest and penalties related to unrecognized tax benefits as a component of tax expense.

INVENTORIES — Inventories are stated at the lower of cost and net realizable value. Cost is determined using a weighted average cost method. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Our determination of the net realizable value for inventories is based on the terms of underlying purchase commitments from our customers, current economic conditions, and other relevant factors.

LESSEE ACCOUNTING — We lease office space for periods up to six years and lease warehouse space for periods of up to 10 years, and we have some lease options that can be exercised to extend beyond those lease term limits. At the lease commencement date, we recognize operating lease liabilities based on the present value of the future minimum lease payments. In determining the present value of future minimum lease payments, we use our incremental borrowing rate based on the information available at the commencement date. When the future minimum payments encompass non-lease components, we account for the lease and non-lease components as a single lease component. We elected not to recognize right-of-use assets and lease liabilities for leases with an initial term of 12 months or less. We recognize lease expense on a straight-line basis over the lease term beginning on the commencement date.

PROPERTY AND EQUIPMENT — Property and equipment are stated at cost, net of accumulated depreciation and amortization. We recognize property and equipment obtained through a business combination at its fair market value as of the acquisition date. We compute depreciation and amortization using the straight-line method over the estimated useful lives of the related assets, which range from three to seven years. We typically depreciate internal use IT equipment over three years, perpetual software licenses over five years, and furniture and fixtures over five years.

RESIDUAL ASSETS — Our estimate for the residual asset in a lease is the amount we expect to derive from the underlying asset following the end of the lease term. In a sales-type lease, we recognize the unguaranteed residual asset, measured on a discounted basis, upon lease commencement. In our subsequent accounting for the lease, we increase the unguaranteed residual asset using the effective interest method. We evaluate residual values for impairment on a quarterly basis. We recognize impairments as incurred. We do not recognize upward adjustments due to changes in estimates of residual values. Our residual assets are substantially all related to discontinued operations. Please refer to Note 4, “Discontinued Operations”.

REVENUE RECOGNITION — We recognize most of our revenues from the sales of third-party products, third-party software, third-party maintenance, software support, and services, ePlus professional and managed services, and hosting ePlus proprietary software. We recognize revenue from these sales under the guidance in Codification Topic 606.

The core principle of Codification Topic 606 is that an entity should recognize revenue for the transfer of goods and services equal to an amount it expects to be entitled to receive for those goods and services. We account for a contract under Codification Topic 606 when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance, and collectability of consideration is probable.

Revenues are reported net of sales refunds, including an estimate of future returns based on an evaluation of historical sales returns, current economic conditions, volume, and other relevant factors.

Our contracts with customers may include multiple promises that are distinct performance obligations. For such arrangements, we allocate the transaction price to each performance obligation based on its relative standalone selling price. We determine standalone selling prices using expected cost-plus margin.

We recognize revenue when (or as) we satisfy a performance obligation by transferring a promised good or service to a customer. A good or service is transferred when (or as) the customer obtains control of that good or service. Depending on the nature of each performance obligation, this may be at a point in time or over time, as further described below.

We typically invoice our customers for third-party products upon shipment, unless our customers lease the equipment through our financing segment, in which case the arrangement is accounted for as a lease in accordance with Codification Topic 842, Leases (“Codification Topic 842”). We typically invoice our customers for third-party software upon delivery and third-party services at the point of sale, unless our customers finance these products through our financing segment, in which case we record a financing receivable based on the terms of the arrangement.

Product revenue

Sales of third-party products

We are the principal in sales of third-party products. As such, we recognize sales on a gross basis with the selling price to the customer recorded as sales and the acquisition cost of the product recognized as cost of sales. We recognize revenue from these sales at the point in time that control passes to the customer, which is typically upon delivery of the product to the customer.

In some instances, our customers may request that we bill them for a product but retain physical possession of the product until later delivery, commonly known as “bill-and-hold” arrangements. We have warehousing agreements with select customers wherein title to products ordered through the agreements transfers to our customer at the point we invoice the customer and after the product arrives at our warehouse. In these “bill-and-hold” arrangements, we recognize revenue when the customer has ordered the product through their warehousing agreement with us or signed a bill-and-hold agreement with us, the customer has legal title, the product is identified separately as belonging to the customer, and the product is ready for delivery to the customer.

We recognize sales of off-lease equipment within our financing segment when control passes to the customer, which is typically the date that title to the equipment is transferred per the sales agreement. Our sales of off-lease equipment are substantially all related to discontinued operations. Please refer to Note 4, “Discontinued Operations”.

Sales of third-party software

We are typically the principal in sales of third-party software. Sales are recognized on a gross basis with the selling price to the customer recorded as sales and the acquisition cost of the product recognized as cost of sales. We recognize revenue from these sales at the point in time that control passes to the customer, which is typically upon delivery of the software to the customer.

Sales of third-party maintenance, software support, services, and software that benefits the customer only in conjunction with accompanying support

We are the agent in sales of third-party maintenance, software support, and services as the third-party controls the service until it is transferred to the customer. Similarly, we are the agent in sales of third-party software and accompanying third-party support when the third-party software benefits the customer only in conjunction with the accompanying support. In these sales, we consider the third-party software and support as inputs to a single performance obligation. In all these sales where we are the agent, we recognize sales on a net basis at the point that our customer and vendor accept the terms and conditions of the arrangement.

Freight and sales tax

We present freight billed to our customers within sales and the related freight charged to us within cost of sales. We present sales tax collected from customers and remittances to governmental authorities on a net basis.

Financing revenue and other

We account for leases to customers in accordance with Codification Topic 842. We utilize a portfolio approach by grouping together many similar assets being leased to a single customer.

We classify our leases as either sales-type leases or operating leases. We classify leases as sales-type leases if any one of five criteria are met, each of which indicate that the lease transfers control of the underlying asset to the lessee. We classify our other leases as operating leases.

For sales-type leases, upon lease commencement, we recognize the present value of the lease payments, and the residual asset discounted using the rate implicit in the lease. When we are financing equipment provided by another dealer, we typically do not have any selling profit or loss arising from the lease. When we are the dealer of the equipment being leased, we typically recognize revenue in the amount of the lease receivable and cost of sales in the amount of the carrying value of the underlying asset minus the unguaranteed residual asset. After the commencement date, we recognize interest income as part of net sales using the effective interest method.

For operating leases, we recognize the underlying asset as an operating lease asset. We depreciate the asset on a straight-line basis to its estimated residual value over its estimated useful life. We recognize the lease payments over the lease term on a straight-line basis as part of net sales.

In all our leases, we recognize variable lease payments, primarily reimbursement for property taxes associated with the leased asset, as part of net sales in the period in which the changes in facts and circumstances on which the variable lease payments are based occur. We exclude from revenues and expenses any sales taxes reimbursed by the lessee.

We also finance third-party software and third-party services for our customers, which we classify as notes-receivable.
We recognize interest income on our notes-receivable using the effective interest method.

We account for transfers of contractual payments due under financing receivables, under Codification Topic 860 Transfers and Servicing (“Codification Topic 860”). When a transfer meets all the requirements for sale accounting, we derecognize the financial asset and record a net gain or loss that is included in net sales.

Our financing revenue is substantially all related to discontinued operations. Please refer to Note 4, “Discontinued Operations”.

Service revenue

Sales of ePlus professional services and managed services

Our professional services offerings include consulting, architecture, deployment, and configuration services, software adoption services, training services, assessments, logistics, and staffing. Our managed service offerings range from monitoring and notification to fully outsourced network management and service desk solutions. In all these arrangements, we satisfy our performance obligation and recognize revenue over time.

In arrangements for ePlus professional services, we provide services under both time and materials and fixed price contracts. When services are provided on a time and materials basis, we recognize sales at agreed-upon billing rates as services are performed. When services are provided on a fixed fee basis, we recognize sales over time in proportion to our progress toward complete satisfaction of the performance obligation. We utilize output and input methods to measure progress. Our input methods that we utilize include measuring costs incurred in proportion to total estimated costs, commonly referred to as the “cost-to-cost” method, and measuring service hours in proportion to total estimated service hours.

Our professional services offerings include projects where products and services are delivered together to satisfy one performance obligation. In these arrangements, we recognize the entire arrangement in professional services and include the cost of the products as part of cost of sales for professional services.

In arrangements for ePlus managed services, our arrangement is typically a single performance obligation comprised of a series of distinct services that are substantially the same and that have the same pattern of transfer (i.e., distinct days of service). We typically recognize sales from these services on a straight-line basis over the period services are provided.

SHARE-BASED COMPENSATION — We account for share-based compensation in accordance with Codification Topic 718 Compensation—Stock Compensation. We account for forfeitures when they occur. We recognize compensation cost for awards of restricted stock with graded vesting on a straight-line basis over the requisite service period. We recognize compensation cost for our employee stock purchase plan on a straight-line basis over the offering period, which is six months. We measure the award on the grant date at fair value using the Black-Scholes option pricing model.

SOFTWARE DEVELOPMENT COSTS — We capitalize costs for the development of internal use software under the Codification Topic 350-40 Intangibles—Goodwill and Other Intangibles, Subtopic Internal-Use Software. We did not have significant capitalized development costs for internal use software for either of the years ended March 31, 2025, or March 31, 2024.

TREASURY STOCK — We account for treasury stock under the cost method and include treasury stock as a component of stockholders’ equity in the accompanying consolidated balance sheets.

VENDOR CONSIDERATION — We receive payments and credits from vendors pursuant to volume incentive programs and shared marketing expense programs. Many of these programs extend over one or more quarters’ sales activities. Different programs have different vendor/program specific milestones to achieve. Amounts due from vendors as of March 31, 2025, and 2024 were $15.5 million and $28.1 million, respectively, which were included within accounts receivable-other, net in the accompanying balance sheets.

We recognize rebates pursuant to volume incentive programs as a reduction of costs to purchase the vendor’s products based on a systematic and rational allocation of the cash consideration offered to the underlying transactions that result in our progress toward earning the rebate provided the amounts are probable and can be reasonably estimated. When a rebate is not probable or not reasonably estimable, we recognized the rebate as the milestones are achieved or as cash is received.

We recognize rebates pursuant to shared marketing expense programs as a reduction of the related selling and administrative expenses in the period the program occurs when the consideration represents a reimbursement of specific, incremental, identifiable costs. We recognize consideration that exceeds the specific, incremental, identifiable costs as a reduction of costs to purchase the vendor’s products.

2. RECENT ACCOUNTING PRONOUNCEMENTS

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This update expands annual and interim disclosure requirements for reportable segments, primarily through enhanced disclosures about significant segment expenses. We adopted this update in our annual period ending March 31, 2025 with comparative periods updated to reflect additional disclosures. This standard did not have a material effect on our consolidated financial statements or disclosures. See Note 18, “Segment Reporting” for our inclusion of the new disclosures.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This update requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. This update is effective for annual periods beginning in our fiscal year ending March 31, 2026. Early adoption is permitted. We are currently evaluating the impact that this update will have on our financial statement disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The standard requires public business entities to disclose detailed information about specific types of expenses that are relevant to certain line items on the income statement. This update is effective for annual periods beginning in our fiscal year ending March 31, 2028 and interim periods beginning in the first quarter of our fiscal year ending March 31, 2029. Early adoption is permitted. We are currently evaluating the impact that this update will have on our financial statement disclosures.

3. REVENUES

ACCOUNTS RECEIVABLE AND CONTRACT ASSETS

Our balance in accounts receivable—trade, net includes our accounts receivable recognized from contracts with customers and contract assets. Contract assets represent our right to consideration in exchange for goods or services that we transferred to a customer when that right is conditioned on something other than the passage of time.

The following table provides a disaggregation of our balance in accounts receivable—trade, net and March 31,2025 (in thousands):

	March 31, 2025	March 31, 2024
Accounts receivable	$507,052	$634,934
Contract assets	13,775	11,795
Allowance for credit losses	(3,902)	(2,549)
Total accounts receivable—trade, net	$516,925	$644,180

In addition, we had $66.3 million and $44.6 million of receivables from contracts with customers included within financing receivables that are presented as discontinued operations as of March 31, 2025 and 2024, respectively. Please refer to Note 4, “Discontinued Operations”.

CONTRACT LIABILITIES

Contract liabilities represent our obligation to transfer goods or services to a customer for which we have received consideration, or the amount is due from the customer. Our contract liabilities consist of our deferred revenue and deferred revenue—long-term in our consolidated balance sheets. Revenue recognized from the beginning contract liability balance was $112.5 million and $86.0 million for the fiscal years ended March 31, 2025, and 2024, respectively.

PERFORMANCE OBLIGATIONS

The following table includes revenue expected to be recognized in the future related to performance obligations, primarily non-cancelable contracts for ePlus managed services, that are unsatisfied or partially unsatisfied at the end of the reporting period (in thousands):

Year ending March 31, 2026	$93,331
2027	44,262
2028	22,093
2029	12,142
2030 and thereafter	3,108
Total remaining performance obligations	$174,936

The table does not include the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts where we recognize revenue at the amount that we have the right to invoice for services performed.

4. DISCONTINUED OPERATIONS

On June 30, 2025, we completed the sale of 100% of the membership interests of Expo Holdings, LLC, a Delaware limited liability company and our wholly-owned subsidiary (“HoldCo”), to Marlin Leasing Corporation, a Delaware corporation (d/b/a PEAC Solutions) pursuant to the terms of the Membership Interest Purchase Agreement, dated June 20, 2025 (the “Sale Transaction”). By selling HoldCo, together with its U.S. subsidiaries, we sold our domestic financing business that comprised most of our financing business segment, which is a business that finances information technology equipment, software and related services for customers. We continue to own the international entities in the financing business. This divestiture positions us to focus on being a technology solutions provider and represents a strategic shift in our operations. As a result of the Sale Transaction, we determined that the domestic financing business that was sold met the definition of discontinued operations. Consequently, we have retroactively recast the results of our domestic financing business as discontinued operations for all periods. In our audited consolidated balance sheets, in all periods presented, we present the assets and liabilities of our domestic financing business as assets and liabilities of discontinued operations. In our audited consolidated statements of operations, in all periods presented, we present the operating results of our domestic financing business in earnings from discontinued operations. After the sale, our remaining three reportable segments are product, professional services, and managed services, which we formerly referred to collectively as our technology business. Unless otherwise indicated, the notes to the financial statements herein are presented to reflect continuing operations subsequent to the sale of our domestic financing business.

The following table provides our operating results of discontinued operations for the years ended March 31, 2025, 2024 and 2023 (in thousands):

	Year ended March 31,
	2025	2024	2023
Net sales	$59,222	$48,787	$51,614
Cost of sales	5,625	6,689	9,110
Gross profit	53,597	42,098	42,504

Selling, general, and administrative	14,343	12,178	13,621
Depreciation and amortization	-	74	110
Interest and financing costs	2,211	2,348	1,234
Operating expenses	16,554	14,600	14,965

Operating income	37,043	27,498	27,539

Other income—net	988	1,404	2,352

Earnings before tax	38,031	28,902	29,891

Provision for income taxes	9,894	8,247	7,946

Net earnings from discontinued operations, net of tax	$28,137	$20,655	$21,945

The following table provides the major classes of assets and liabilities that are classified as discontinued operations as of March 31, 2025, and March 31, 2024 (in thousands):

	March 31, 2025	March 31, 2024
ASSETS

Accounts receivable, net	$34,610	$17,830
Financing receivables—net, current	168,392	100,203
Other current assets	19,397	16,180
Current assets of discontinued operations	$222,399	$134,213

Financing receivables and operating leases—net	$126,408	$77,892
Other assets—long-term	7,427	8,450
Non-current assets of discontinued operations	$133,835	$86,342

LIABILITIES

Accounts payable	$127,154	$33,482
Salaries and commissions payable	2,812	2,013
Non-recourse notes payable—current	27,456	23,288
Other current liabilities	9,041	7,726
Current liabilities of discontinued operations	$166,463	$66,509

Non-recourse notes payable—long-term	11,317	12,901
Other liabilities—long-term	1,229	875
Non-current liabilities of discontinued operations	$12,546	$13,776

5. FINANCING RECEIVABLES AND OPERATING LEASES

Our financing receivables and operating leases consist of our financing receivables from notes receivable and sales-type leases and the carrying value of our assets that we are leasing to our customers on leases that are classified as operating leases. Our financing receivables and operating leases are substantially all related to discontinued operations. Please refer to Note 4, “Discontinued Operations”.

We generally lease IT, communication, and medical equipment. Our lease terms generally range from 2 to 6 years, with most terms ranging between 3 to 4 years. Our leases often provide the lessee the option to purchase the underlying asset at the end of the lease term. Occasionally, our leases provide the lessee a bargain purchase option. We classify our leases as either sales-type leases or operating leases. Additionally, we finance purchases of third-party software and third-party services for our customers, which we classify as notes receivable.

The following table provides the profit recognized for sales-type leases at their commencement date, including modifications that are recognized on a net basis, for the years ended March 31, 2025, 2024, and 2023 (in thousands):

	Year ended March 31,
	2025	2024	2023
Net sales	$33,671	$21,578	$22,677
Cost of sales	29,512	19,557	19,009
Gross profit	$4,159	$2,021	$3,668

The following table provides interest income in aggregate on our sales-type leases and lease income on our operating leases for the years ended March 31, 2025, 2024, and 2023 (in thousands):

	Year ended March 31,
	2025	2024	2023
Interest income on sale-type leases	$9,148	$6,769	$3,943
Leases income on operating leases	$7,969	$10,886	$17,421

FINANCING RECEIVABLES—NET

The following tables provide a disaggregation of our financing receivables—net (in thousands):

March 31, 2025	Notes Receivable	Sales-Type Lease Receivables	Financing Receivables
Gross receivables	$229,923	$90,913	$320,836
Unguaranteed residual value (1)	-	13,350	13,350
Unearned income	(8,254)	(27,342)	(35,596)
Allowance for credit losses	(1,739)	(1,945)	(3,684)
Total, net	$219,930	$74,976	$294,906
Reported as:
Current	$122,975	$46,050	$169,025
Long-term	96,955	28,926	125,881
Total, net	$219,930	$74,976	$294,906

(1)
Includes unguaranteed residual values of $5,929 thousand that we retained after selling the related lease receivable.

	Notes	Sales-Type Lease	Financing
March 31, 2024	Receivable	Receivables	Receivables
Gross receivables	$114,713	$75,658	$190,371
Unguaranteed residual value (1)	-	9,078	9,078
Unearned income	(6,503)	(12,036)	(18,539)
Allowance for credit losses	(1,056)	(1,435)	(2,491)
Total, net	$107,154	$71,265	$178,419
Reported as:
Current	$61,830	$40,770	$102,600
Long-term	45,324	30,495	75,819
Total, net	$107,154	$71,265	$178,419

(1)
Includes unguaranteed residual values of $3,718 thousand that we retained after selling the related lease receivable.

	Notes	Sales-Type Lease	Financing
March 31, 2023	Receivable	Receivables	Receivables
Gross receivables	$117,008	$60,157	$177,165
Unguaranteed residual value (1)	-	8,161	8,161
Unearned income	(5,950)	(8,050)	(14,000)
Allowance for credit losses	(801)	(981)	(1,782)
Total, net	$110,257	$59,287	$169,544
Reported as:
Current	$65,738	$24,091	$89,829
Long-term	44,519	35,196	79,715
Total, net	$110,257	$59,287	$169,544

(1)
Includes unguaranteed residual values of $4,222 thousand that we retained after selling the related lease receivable.

The following table provides the future scheduled minimum lease payments to be received from our sales-type leases as of March 31, 2025 (in thousands):

Year ending March 31, 2026	$46,735
2027	23,708
2028	15,083
2029	4,835
2030	552
Total	$90,913

OPERATING LEASES—NET

Operating leases—net represents the carrying value of assets that we are leasing to our customers on leases that are classified as operating leases. The components of operating leases—net are as follows (in thousands):

	March 31, 2025	March 31, 2024
Cost of equipment under operating leases	$4,774	$10,744
Accumulated depreciation	(3,137)	(7,128)
Operating leases—net (1)	$1,637	$3,616

(1)
Amounts include estimated unguaranteed residual values of $932 thousand and $1,346 thousand as of March 31, 2025, and 2024 respectively.

The following table provides the future scheduled minimum lease rental payments to be received from our operating leases as of March 31, 2025 (in thousands):

Year ending March 31, 2026	$823
2027	292
2028	85
2029	23
Total	$1,223

TRANSFERS OF FINANCIAL ASSETS

We enter into arrangements to transfer the contractual payments due under financing receivables and operating lease agreements.

For transfers accounted for as a secured borrowing, the corresponding investments serve as collateral for non-recourse notes payable. As of March 31, 2025, and March 31, 2024, we had financing receivables of $42.9 million and $45.8 million, respectively, and operating leases of $0.6 million and $2.8 million, respectively which were collateral for non-recourse notes payable.

For transfers accounted for as sales, we derecognize the carrying value of the financial asset transferred plus any liability and recognize a net gain or loss on the sale, which are presented within net sales in the consolidated statement of operations. For the years ended March 31, 2025, 2024, and 2023, we recognized net gains of $28.9 million, $19.0 million, and $16.1 million, respectively, and total proceeds from these sales were $634.9 million, $762.6 million, and $706.0 million, respectively.

When we retain servicing obligations in transfers accounted for as sales, we allocate a portion of the proceeds to deferred revenues, which is recognized as we perform the services. As of March 31, 2025, and March 31, 2024, we had deferred revenue of $0.3 million and $0.4 million, respectively, for servicing obligations.

In a limited number of transfers accounted for as sales, we indemnified the assignee if the lessee elects to early terminate the lease. As of March 31, 2025, and March 31, 2024, the total potential payments that could result from these indemnities was immaterial.

6. LESSEE ACCOUNTING

We lease office space for periods up to six years and lease warehouse space for periods of up to ten years, and we have some lease options that can be exercised to extend beyond those lease term limits. We recognize our right-of-use assets as part of property, equipment, and other assets—net. As of March 31, 2025, and 2024, we had right-of-use assets of $17.9 million and $15.4 million, respectively.

We recognize the current and long-term portions of our lease liability as part of other current liabilities and other liabilities, respectively. As of March 31, 2025, and 2024, we had current lease liabilities of $5.6 million and $4.2 million, respectively, and long-term lease liabilities of $13.6 million and $12.7 million, respectively. We recognized operating lease cost of $5.7 million, $5.8 million, and $5.2 million as part of selling, general, and administrative expenses during the years ended March 31, 2025, 2024, and 2023, respectively.

Supplemental information about the remaining lease terms and discount rates applied as of March 31, 2025, and March 31, 2024, are as follows:

Lease term and discount rate	March 31, 2025	March 31, 2024
Weighted average remaining lease term (months)	60	75
Weighted average discount rate	5.5%	5.3%

The following table provides our future lease payments under our operating leases as of March 31, 2025 (in thousands):

Year ending March 31, 2026	$5,719
2027	5,163
2028	3,451
2029	2,184
2030 and thereafter	5,601
Total lease payments	22,118
Less: interest	(2,924)
Present value of lease liabilities	$19,194

As of March 31, 2025, we were committed to one office lease that had not yet commenced with a total commitment of $480 thousand dollars.

7. GOODWILL AND OTHER INTANGIBLE ASSETS

GOODWILL

The following table summarizes the changes in the carrying amount of goodwill for the years ended March 31, 2025, and March 31, 2024 (in thousands):

	Product	Professional Services	Managed Services	Total
Balance, March 31, 2023 (1)	$106,497	$19,712	$9,896	$136,105
Acquisitions	22,586	2,780	-	25,366
Foreign currency translations	25	5	2	32
Balance, March 31, 2024 (1)	$129,108	$22,497	$9,898	$161,503
Acquisitions	30	41,275	-	41,305
Foreign currency translations	39	7	4	50
Balance, March 31, 2025 (1)	$129,177	$63,779	$9,902	$202,858

(1)
Balance is net of $4,644 thousand in accumulated impairments that were recorded in segments that preceded our current segment organization.

Goodwill represents the premium paid over the fair value of the net tangible and intangible assets that are individually identified and separately recognized in business combinations.

Our goodwill balance increased by $41.3 million for the year ended March 31, 2025, due to our acquisition of Bailiwick Services, LLC (“Bailiwick”) that closed on August 19, 2024. Please refer to Note 17, “Business

Combinations” for details of our acquisitions.

We test goodwill for impairment on an annual basis, as of the first day of our third fiscal quarter, and between annual tests if an event occurs, or circumstances change, that would more likely than not reduce the fair value of a reporting unit below its carrying value.

In our annual test as of October 1, 2024, we performed a qualitative assessment of goodwill and concluded that, more likely than not, the fair value of our product, professional services, and managed services reporting units continued to exceed their carrying value.

OTHER INTANGIBLE ASSETS

Our other intangible assets consist of purchased intangible assets and capitalized software development.

The following table provides the composition of our purchased intangible assets as of March 31, 2025, and March 31, 2024 (in thousands):

	March 31, 2025			March 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$167,093	$(93,085)	$74,008	$117,682	$(73,870)	$43,812
Trade names and other	11,459	(3,500)	7,959	2,798	(2,725)	73
Total	$178,552	$(96,585)	$81,967	$120,480	$(76,595)	$43,885

Our customer relationships, trade names, and other purchased intangibles are generally amortized between 5 to 10 years.

Total amortization expense for purchased intangibles was $19.9 million, $15.2 million, and $9.3 million for the years ended March 31, 2025, 2024 and 2023, respectively.

Our capitalized software development had no carrying value as of March 31, 2025 and $0.2 million as of March 31, 2024.

The following table provides the future amortization expense for purchased intangibles as of March 31, 2025 (in thousands):

Year ending March 31, 2026	$20,623
2027	16,909
2028	13,537
2029	10,379
2030	7,774
2031 and thereafter	12,745
Total	$81,967

8. ALLOWANCE FOR CREDIT LOSSES

The following table provides the activity in our allowance for credit losses within continuing operations for the years ended March 31, 2025, 2024, and 2023 (in thousands):

	Year ended March 31,
	2025	2024	2023
Beginning	$2,549	$2,318	$2,092
Provision for credit losses	1,732	371	191
Write-offs and other	(379)	(140)	35
Ending	$3,902	$2,549	$2,318

9. PROPERTY, EQUIPMENT, AND OTHER ASSETS—NET

Our property, equipment, and other assets—net consists of the following components (in thousands):

	March 31, 2025	March 31, 2024
Deferred costs—long-term	$55,790	$47,812
Right-of-use asset	17,857	15,407
Property and equipment—net	15,551	12,935
Prepaid expenses—long-term	8,337	4,681
Other	1,122	1,547
Total other assets—long-term	$98,657	$82,382

Our property and equipment—net consists of the following (in thousands):

	March 31, 2025	March 31, 2024
Furniture, fixtures, and equipment	$26,463	$26,507
Leasehold improvements	13,343	11,776
Capitalized software	2,608	1,685
Vehicles	558	396
Total assets	42,972	40,364
Accumulated depreciation and amortization	(27,421)	(27,429)
Property and equipment – net	$15,551	$12,935

Depreciation and amortization expense on property and equipment, including amounts recognized in cost of sales, was $7.0 million, $6.7 million, and $5.5 million for the years ended March 31, 2025, 2024, and 2023, respectively.

10. CREDIT FACILITY

We finance the operations of our subsidiaries ePlus Technology, inc. and ePlus Technology Services, inc. (collectively, the “Borrowers”) through a credit facility with Wells Fargo Commercial Distribution Finance, LLC (“WFCDF”). The WFCDF credit facility (the “WFCDF Credit Facility”) has a floor plan facility and a revolving credit facility.

Our credit facility is provided by a syndicate of banks for which WFCDF acts as administrative agent and consists of a discretionary senior secured floor plan facility in favor of the Borrowers in the aggregate principal amount of up to $500.0 million, together with a sublimit for a revolving credit facility for up to $200.0 million.

We use the floor plan facility to facilitate the purchase of inventory from designated suppliers. WFCDF pays our suppliers and provides us extended payment terms. We pay down the floor plan facility on three specified dates each month, generally 45-60 days from the invoice date. We normally do not incur any interest for balances under the floor plan facility. We pay an unused commitment fee in months that our floor plan utilization is below certain thresholds. We are not involved in establishing the terms or conditions of the arrangements between our suppliers and WFCDF.

The following table provides roll forwards of our outstanding obligations confirmed as valid under the floor plan facility for the years ended March 31, 2025, and 2024 (in thousands):

	Year ended March 31,
	2025	2024
Confirmed obligations at the beginning of the year	$105,104	$134,615
Invoices assumed from acquisitions	-	17,930
Invoices confirmed during the year	692,349	791,511
Confirmed invoices paid during the year	(707,926)	(838,952)
Confirmed obligations at the end of the year	$89,527	$105,104

Our liability under the accounts payable floor plan facility is presented as accounts payable – floor plan on our balance sheet.

We may use the revolving credit facility for our borrowing needs. We did not have any outstanding balances under the revolving credit facility as of March 31, 2025, and March 31, 2024.

The amount of principal available is subject to a borrowing base determined by, among other things, the Borrowers’ accounts receivable and inventory, each pursuant to a formula and subject to certain reserves. Loans accrue interest at a rate per annum equal to Term SOFR Rate plus a Term SOFR Adjustment of 0.10% plus an Applicable Margin of 1.75%.

We did not have any outstanding debt on the accounts receivable component of our WFCDF Credit Facility during the year ended March 31, 2025. We had an average borrowing balance of $18.4 million and a weighted average interest rate on the accounts receivable component of our WFCDF Credit Facility of 7.07% during our year ended March 31, 2024.

Our borrowings under the WFCDF Credit Facility are secured by the assets of the Borrowers. Additionally, the WFCDF Credit Facility requires a guaranty of $10.5 million by ePlus inc.

Under the WFCDF Credit Facility, the Borrowers are restricted in their ability to pay dividends to ePlus inc. unless their available borrowing meets or met certain thresholds. As of March 31, 2025, and March 31, 2024, their available borrowing met the thresholds such that there were no restrictions on their ability to pay dividends.

The WFCDF Credit Facility has an initial one-year term, which automatically renews for successive one-year terms thereafter. However, either the Borrowers or WFCDF may terminate the WFCDF Credit Facility at any time by providing a written termination notice to the other party no less than 90 days prior to such termination.

The loss of the WFCDF Credit Facility could have a material adverse effect on our future results as we currently rely on this facility and its components for daily working capital and liquidity for our business and as an operational function of our accounts payable process.

11. COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

We are subject to various legal proceedings, as well as demands, claims and threatened litigation, that arise in the normal course of our business and have not been fully resolved. The ultimate outcome of any litigation or other legal dispute is uncertain. When a loss related to a legal proceeding or claim is probable and reasonably estimable, we accrue our best estimate for the ultimate resolution of the matter. If one or more legal matters are resolved against us in a reporting period for amounts above our expectations, our financial condition and operating results for that period may be adversely affected. As of March 31, 2025, we do not believe that there is a reasonable possibility that any material loss exceeding the amounts already recognized for these proceedings and matters, if any, has been incurred. Any outcome, whether favorable or unfavorable, may materially and adversely affect us due to legal costs and expenses, diversion of management attention and other factors. We expense legal costs in the period incurred. We cannot assure that additional contingencies of a legal nature or contingencies having legal aspects will not be asserted against us in the future, and these matters could relate to prior, current, or future transactions or events.

12. EARNINGS PER SHARE

Basic earnings per share is calculated by dividing net earnings available to common shareholders by the basic weighted average number of shares of common stock outstanding during each period. Diluted earnings per share is calculated by dividing net earnings available to common shareholders by the basic weighted average number of shares of common stock outstanding plus common stock equivalents during each period.

The following table provides a reconciliation of the numerators and denominators used to calculate basic and diluted net earnings per common share as disclosed in our consolidated statements of operations for the fiscal years ended March 31, 2025, 2024 and 2023 (in thousands, except per share data):

	Year ended March 31,
	2025	2024	2023
Net earnings attributable to common shareholders – basic and diluted
Continuing operations	$79,841	$95,121	$97,411
Discontinued operations	28,137	20,655	21,945
Net earnings	$107,978	$115,776	$119,356

Basic and diluted common shares outstanding:
Weighted average common shares outstanding – basic	26,503	26,610	26,569
Effect of dilutive shares	163	107	85
Weighted average shares common outstanding – diluted	26,666	26,717	26,654

Net earnings per common share – basic
Continuing operations	$3.01	$3.57	$3.66
Discontinued operations	1.06	0.78	0.83
Net earnings per common share – basic	$4.07	$4.35	$4.49

Net earnings per common share – diluted
Continuing operations	$2.99	$3.56	$3.66
Discontinued operations	1.06	0.77	0.82
Net earnings per common share – diluted	$4.05	$4.33	$4.48

13. STOCKHOLDERS’ EQUITY

SHARE REPURCHASE PLAN

On May 18, 2024, our Board of Directors (“Board”) authorized the repurchase of up to 1,250,000 shares of our outstanding common stock, over a 12-month period beginning May 28, 2024. On March 22, 2023, our Board authorized the repurchase of up to 1,000,000 shares of our outstanding common stock, over a 12-month period beginning May 28, 2023. On March 24, 2022, our Board authorized the repurchase of up to 1,000,000 shares of our outstanding common stock, over a 12-month period beginning May 28, 2022. These plans authorized purchases to be made from time to time in the open market, or in privately negotiated transactions, subject to availability. Any repurchased shares will have the status of treasury shares and may be used, when needed, for general corporate purposes.

During the year ended March 31, 2025, we purchased 557,009 shares of our outstanding common stock at a value of $43.1 million under the share repurchase plan; we also purchased 52,450 shares of common stock at a value of $3.8 million to satisfy tax withholding obligations relating to the vesting of employees’ restricted stock.

During the year ended March 31, 2024, we purchased 131,837 shares of our outstanding common stock at a value of $6.7 million under the share repurchase plan; we also purchased 53,945 shares of common stock at a value of $3.0 million to satisfy tax withholding obligations relating to the vesting of employees’ restricted stock.

14. SHARE-BASED COMPENSATION

SHARE-BASED PLANS

As of March 31, 2025, we had share-based awards outstanding under the following plans: (1) the 2017 Non-Employee Director Long-Term Incentive Plan (“2017 Director LTIP”), (2) the 2024 Non-Employee Director Long-Term Incentive Plan (“2024 Director LTIP”) and (3) the 2021 Employee Long-Term Incentive Plan (“2021 Employee LTIP”).

These share-based plans define fair market value as the closing sales price of a share of common stock as quoted on any established stock exchange for such date or the most recent trading day preceding such date if there were no trades on such date.

2021 Employee LTIP

The 2021 Employee LTIP was approved by our stockholders on September 16, 2021, and became effective October 1, 2021. Under the 2021 Employee LTIP, 3,000,000 shares were authorized for grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, or other share-based awards to ePlus employees.

The purpose of the 2021 Employee LTIP is to encourage our employees to acquire a proprietary interest in the growth and performance of ePlus, thus enhancing the value of ePlus for the benefit of its stockholders, and to enhance our ability to attract and retain exceptionally qualified individuals. These plans are administered by the Compensation Committee.

Shares issuable under these plans may consist of authorized but unissued shares or shares held in our treasury. Under these plans, the Compensation Committee will determine the time and method of exercise or vesting of the awards. Shares under these plans will not be used to compensate our outside directors, who may be compensated under the separate 2024 Director LTIP, as discussed below.

2017 Director LTIP and 2024 Director LTIP

On September 12, 2024, our shareholders approved the 2024 Director LTIP. The 2024 Director LTIP replaces the 2017 Director LTIP. Beginning September 12, 2024, we permanently ceased issuing any additional shares under the 2017 Director LTIP. The maximum aggregate number of shares that may be issued as restricted shares under the 2024 Director LTIP is 300,000 shares. The purpose of the 2024 Director LTIP is to align the economic interests of the directors with the interests of stockholders by including equity as a component of pay and to attract, motivate and retain experienced and knowledgeable directors. Each director receives an annual grant of restricted stock having a grant-date fair value equal to the cash compensation earned by an outside director during our fiscal year ended immediately before the respective annual grant-date. These restricted shares are prohibited from being sold, transferred, assigned, pledged, or otherwise encumbered or disposed of. The shares vest on the one-year anniversary from the date of the grant. In addition, each director may also elect to receive stock in lieu of their cash compensation. Stock received in lieu of cash is issued under the 2024 Director LTIP and vests immediately.

RESTRICTED STOCK ACTIVITY

During the year ended March 31, 2025, we granted 729 restricted shares under the 2017 Director LTIP, 7,966 restricted shares under the 2024 LTIP, and 121,097 restricted shares under the 2021 Employee LTIP.

Cumulatively, as of March 31, 2025, we have granted a total of 115,665 restricted shares under the 2017 Director LTIP, 7,966 shares under the 2024 Director LTIP, and 412,605 restricted shares under the 2021 Employee LTIP.

The following table provides a summary of the non-vested restricted shares for the year ended March 31, 2025:

	Number of shares	Weighted average grant-date fair value
Nonvested April 1, 2024	308,411	$55.02
Granted	129,792	$74.02
Vested	(158,512)	$53.55
Forfeited	(3,918)	$61.08
Nonvested March 31, 2025	275,773	$64.80

In each of the years ended March 31, 2025, 2024, and 2023, we used the closing stock price on the grant date or, if the grant date fell on a date the stock was not traded, the previous day’s closing stock price for the fair value of the award.

The weighted-average grant date fair value of restricted shares granted during the years ended March 31, 2025, 2024, and 2023 was $74.02, $56.50, and $56.50, respectively.

The aggregated fair value of restricted shares that vested during the years ended March 31, 2025, 2024, and 2023 was $8.5 million, $7.8 million, and $7.1 million, respectively.

Upon each vesting period of the restricted stock awards to employees, participants are subject to minimum tax withholding obligations. Each of the 2021 Employee LTIP, the 2017 Director LTIP, and the 2024 Director LTIP allow us to withhold enough shares due to the participant to satisfy their minimum tax withholding obligations. For the year ended March 31, 2025, we withheld 52,450 shares of common stock at a value of $3.8 million, which was included in treasury stock. For the year ended March 31, 2024, we withheld 53,945 shares of common stock at a value of $3.0 million, which was included in treasury stock.

PERFORMANCE STOCK UNITS

Beginning with the fiscal year ended March 31, 2024, we granted Performance Stock Units (“PSUs”) to our executive officers under our 2021 Employee LTIP. The PSUs will vest based on the achievement of certain performance goals at the end of a three-year performance period. The PSUs represent the right to receive shares of our common stock at the time of vesting. The total number of PSUs that vest range from 0% to 200% of the target number of PSUs based on our achievement of certain performance targets.

The following table provides a summary of the nonvested PSUs for the fiscal year ended March 31, 2025:

	Number of units	Weighted average grant-date fair value
Nonvested April 1, 2024	15,120	$61.17
Granted	19,415	$78.54
Nonvested March 31, 2025	34,535	$70.94

EMPLOYEE STOCK PURCHASE PLAN

We provide eligible employees the opportunity to purchase shares of our stock through the 2022 Employee Stock Purchase Plan (“ESPP”). Under this plan, eligible employees may purchase up to an aggregate of 2.50 million shares of our stock. Employees in this plan contribute part of their earnings over a six-month offering period. At the end of each offering period, employees purchase our shares using their contributions at a discount off the lesser of the closing market price on the first or the last trading day of each offering period. During the year ended March 31, 2025, and March 31, 2024, we issued 58,064 shares at a weighted average price of $62.61 per share and 70,715 shares at a weighted average price of $42.69 per share, respectively, under the ESPP. As of March 31, 2025, there were 2.37 million shares remaining under the ESPP.

COMPENSATION EXPENSE

The following table provides a summary of our total share-based compensation expense, including for restricted stock awards, PSUs, our ESPP, and the related income tax benefit for the years ended March 31, 2025, 2024 and 2023, respectively (in thousands):

	Year ended March 31,
	2025	2024	2023
Equity-based compensation expense	$9,725	$9,471	$7,580
Income tax benefit	$(2,713)	$(2,652)	$(2,031)

We recognized the income tax benefit as a reduction to our provision for income taxes. As of March 31, 2025, the total unrecognized compensation expense related to non-vested restricted stock was $10.7 million, which is expected to be recognized over a weighted-average period of 27 months.

We also provide our employees with a contributory 401(k) profit-sharing plan. We may make contributions, which are fully vested when they are made, to the plan. These contributions are not required, and the amount of our contributions are entirely within our discretion. For the years ended March 31, 2025, 2024, and 2023, we recognized expense for employer contributions to the plan of $5.6 million, $4.6 million, and $4.1 million, respectively.

15. INCOME TAXES

We account for our tax positions in accordance with Codification Topic 740. Under the guidance, we evaluate uncertain tax positions based on the two-step approach. The first step is to evaluate each uncertain tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained in an audit, including resolution of related appeals or litigation processes, if any. For tax positions that are not likely of being sustained upon audit, the second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

As of March 31, 2025, and 2024, we do not have any unrecognized tax benefits for uncertain tax positions. We recognize accrued interest and penalties related to unrecognized tax benefits as part of income tax expense.

We file income tax returns, including returns for our subsidiaries, with federal, state, local, and foreign jurisdictions. The tax years ended March 31, 2024, March 31, 2023, and March 31, 2022, are subject to examination by federal and state taxing authorities.

A reconciliation of income taxes computed at the statutory federal income tax rate of 21.0% to the provision for income taxes from continuing operations included in the consolidated statements of operations is as follows (in thousands, except percentages):

	Year ended March 31,
	2025	2024	2023
Income tax expense computed at the US statutory federal rate	$23,270	$27,760	$27,948
State income tax expense—net of federal benefit	5,802	7,893	6,927
Non-deductible executive compensation	2,020	1,718	1,708
Other	(125)	(301)	(911)
Provision for income taxes	$30,967	$37,070	$35,672
Effective income tax rate	27.9%	28.0%	26.8%

The components of the provision for income taxes from continuing operations are as follows (in thousands):

	Year ended March 31,
Current:	20252025	20242024	20232023
Federal	$22,912	$27,754	$25,624
State	7,419	10,805	8,599
Foreign	1,092	1,236	499
Total current expense	31,423	39,795	34,722

Deferred:
Federal	(551)	(1,898)	942
State	(50)	(778)	198
Foreign	145	(49)	(190)
Total deferred expense (benefit)	(456)	(2,725)	950

Provision for income taxes	$30,967	$37,070	$35,672

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities were as follows (in thousands):

	March 31, 2025	March 31, 2024
Deferred tax assets:
Accrued vacation	$2,744	$2,666
Deferred revenue	7,108	6,934
Allowance for credit losses	1,745	1,278
Restricted stock	301	738
Other deferred tax assets	841	689
Inventory reserve	1,313	546
Capitalized research expenditures	1,666	502
Accrued bonus	2,708	2,641
Lease liabilities	5,067	4,503
Other credits and carryforwards	101	251
Gross deferred tax assets	23,594	20,748
Less: valuation allowance	(63)	(70)
Net deferred tax assets	23,531	20,678

Deferred tax liabilities:
Property and equipment	(2,516)	(2,724)
Operating leases	(7,804)	(3,889)
Prepaid expenses	(4,095)	(1,807)
Right-of-use assets	(4,714)	(4,113)
Tax deductible goodwill	(2,198)	(2,525)
Total deferred tax liabilities	(21,327)	(15,058)

Net deferred tax asset	$2,204	$5,620

Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. Based on this evaluation as of March 31, 2025, we are recognizing a valuation allowance to offset gross deferred tax assets primarily attributable to net operating losses at certain of the foreign subsidiaries and foreign tax credit carry forwards. We believe that it is more likely than not that we will realize the remaining gross deferred tax assets through generating taxable income or the reversal of existing temporary differences attributable to the gross deferred tax liabilities.

16. FAIR VALUE MEASUREMENTS

We account for the fair values of our assets and liabilities utilizing a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value. The following table provides the fair value of our assets and liabilities measured at fair value as categorized within the fair value hierarchy as of March 31, 2025, and March 31, 2024 (in thousands):

		Fair Value Measurement Using
	Recorded Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
March 31, 2025
Assets:
Money market funds	$280,067	$280,067	$-	$-

March 31, 2024
Assets:
Money market funds	$179,709	$179,709	$-	$-

17. BUSINESS COMBINATIONS

BAILIWICK SERVICES, LLC

On August 19, 2024, our subsidiary, ePlus Technology, inc., acquired 100% of the membership interests of Bailiwick. Based near Minneapolis, Minnesota, Bailiwick is a provider of professional and managed services with nearly 30 years in the business. Bailiwick specializes in serving enterprise customers that operate large store, branch, and campus footprints predominantly in the retail, financial services, restaurant, and hospitality markets.

Our preliminary sum for consideration transferred is $124.9 million, which consists of $126.2 million paid in cash at closing, less $1.5 million cash acquired, plus $0.2 million paid in December 2024 to the sellers based on adjustments to a determination of the total net assets delivered. Our preliminary allocation of the purchase consideration to the assets acquired and liabilities assumed is presented below (in thousands):

Acquisition Date Amount
Accounts receivable	$41,719
Contract assets	7,712
Other assets	20,669
Identified intangible assets	58,010
Accounts payable and other liabilities	(38,273)
Contract liabilities	(6,216)
Total identifiable net assets	83,621
Goodwill	41,305
Total purchase consideration	$124,926

The identified intangible assets of $58.0 million consists of customer relationships of $49.3 million with an estimated useful life of ten years and trade name of $8.7 million with a preliminary useful life of seven years.

We recognized goodwill related to this transaction of $41.3 million, which was assigned to our professional services and product segments. The goodwill recognized in the Bailiwick acquisition is attributable to the acquired assembled workforce and expected synergies, none of which qualify for recognition as a separate intangible asset. The total amount of goodwill expected to be deductible for tax purposes is $44.4 million.

The amount of revenues and earnings of the acquiree since the acquisition date are not material. Likewise, the impact to the revenue and earnings of the combined entity for the current reporting period as though the acquisition date had been April 1, 2024, is not material.

PEAK RESOURCES, INC. (“PEAK”)

On January 26, 2024, our subsidiary, ePlus Technology, inc., acquired certain assets and liabilities of PEAK. Based in Denver, CO, PEAK is an established provider of modern data center, networking, and security products and services. The acquisition will help drive additional growth with enhanced engineering, sales, and services delivery capabilities in the mountain west region.

Our sum for consideration transferred is $7.9 million consisting of $5.6 million paid in cash at closing plus an additional $2.3 million that was paid in April 2024 to the sellers based on adjustments to a determination of the total net assets delivered. Our allocation of the purchase consideration to the assets acquired and liabilities assumed is presented below (in thousands):

Acquisition Date Amount
Accounts receivable	$8,569
Other assets	133
Identified intangible asset	5,030
Accounts payable and other liabilities	(9,084)
Total identifiable net assets	4,648
Goodwill	3,238
Total purchase consideration	$7,886

The identified intangible asset of $5.0 million consists of customer relationships with an estimated useful life of seven years. The fair value of acquired receivables equals the gross contractual amounts receivable. We expect to collect all acquired receivables.

We recognized goodwill related to this transaction of $3.2 million, of which $2.9 million and $0.3 million were assigned to our product and professional services reporting segments, respectively. The goodwill recognized in the acquisition is attributable to the acquired assembled workforce and expected synergies, none of which qualify for recognition as a separate intangible asset. The total amount of goodwill is expected to be deductible for tax purposes.

The amount of revenues and earnings of the acquiree since the acquisition date are not material. Likewise, the impact to the revenue and earnings of the combined entity for the prior reporting period as though the acquisition date had been April 1, 2023, is not material.

NETWORK SOLUTIONS GROUP (“NSG”)

On April 30, 2023, our subsidiary, ePlus Technology, inc., acquired certain assets and liabilities of NSG, formerly a business unit of CCI Systems, Inc., a Michigan-based provider of networking services and solutions. This acquisition is helping to drive additional growth for us in the service provider end-markets with enhanced engineering, sales, and services delivery capabilities specific to the industry.

Our sum for consideration transferred is $48.6 million consisting of $59.6 million paid in cash at closing minus $11.0 million that was paid back to us during the quarter ended September 30, 2023, by the sellers based on adjustments to a determination of the total net assets delivered. Our allocation of the purchase consideration to the assets acquired and liabilities assumed is presented below (in thousands):

Acquisition Date Amount
Accounts receivable	$20,419
Other assets	1,940
Identified intangible asset	29,960
Accounts payable and other liabilities	(24,758)
Contract liabilities	(1,086)
Total identifiable net assets	26,475
Goodwill	22,128
Total purchase consideration	$48,603

The identified intangible asset of $30.0 million consists of customer relationships with an estimated useful life of seven years. The fair value of acquired receivables equals the gross contractual amounts receivable. We expect to collect all acquired receivables.

We recognized goodwill related to this transaction of $22.1 million, of which $19.7 million and $2.4 million were assigned to our product and professional services reporting segments, respectively. The goodwill recognized in the acquisition is attributable to the acquired assembled workforce and expected synergies, none of which qualify for recognition as a separate intangible asset. The total amount of goodwill is expected to be deductible for tax purposes.

The amount of revenues and earnings of the acquiree since the acquisition date are not material. Likewise, the impact to the revenue and earnings of the combined entity for the prior reporting period as though the acquisition date had been April 1, 2023, is not material.

18. SEGMENT REPORTING

We have four operating segments: product, professional services, managed services, and the international entities of our financing business that we retained after selling our domestic financing business. Our organizational structure is based on how our chief operating decision maker (“CODM”) allocates resources, manages operations, and evaluates performance. Our CODM is our Chief Executive Officer.

Our product segment includes sales of IT products, third-party software, and third-party maintenance, software assurance, and other third-party services. Our professional services segment includes our advanced professional services, staff augmentation, project management services, cloud consulting services and security services. Our managed services segment includes our advanced managed services, service desk, storage-as-a-service, cloud hosted services, cloud managed services and managed security services. Our international entities of our financing business that we retained after selling our domestic financing business do not meet the reportable segment quantitative thresholds and, accordingly, are presented in the other category.

Our CODM measures the performance of our reportable segments based on gross profit. We do not present asset information for our reportable segments as we do not provide asset information to our CODM. Our CODM uses financial results and forecasts on a quarterly basis to manage operations and evaluate performance. Our CODM also uses our financial results and forecasts to make investment decisions as part of our annual budgeting process.

The following table provides reportable segment information (in thousands):

	Year ended March 31,
	2025	2024	2023
Net sales
Product	$1,608,768	$1,883,809	$1,750,802
Professional services	229,030	154,549	151,785
Managed services	171,347	137,528	112,658
Total reportable segments	2,009,145	2,175,886	2,015,245
Other	422	629	859
Total	2,009,567	2,176,515	2,016,104

Cost of sales
Product	1,235,211	1,486,191	1,370,061
Professional services	138,513	86,355	90,191
Managed services	120,040	94,861	80,503
Total reportable segments	1,493,764	1,667,407	1,540,755
Other	279	413	329
Total	1,494,043	1,667,820	1,541,084

Gross profit
Product	373,557	397,618	380,741
Professional services	90,517	68,194	61,594
Managed services	51,307	42,667	32,155
Total reportable segments	515,381	508,479	474,490
Other	143	216	530
Total	$515,524	$508,695	$475,020

DISAGGREGATION OF REVENUE

We recognize revenue in our product, professional services, and managed services segments from contracts with customers. We recognize revenue in the other category under guidance for financing and leases.

The following tables provide a disaggregation of revenue recognized from contracts with customers by timing and our position as principal or agent (in thousands):

	Year ended March 31, 2025
	Product	Professional Services	Managed Services	Total
Timing and position as principal or agent:
Transferred at a point in time as principal	$1,424,482	$-	$-	$1,424,482
Transferred at a point in time as agent	184,286	-	-	184,286
Transferred over time as principal	-	229,030	171,347	400,377
Total revenue from contracts with customers	$1,608,768	$229,030	$171,347	$2,009,145

	Year ended March 31, 2024
	Product	Professional Services	Managed Services	Total
Timing and position as principal or agent:
Transferred at a point in time as principal	$1,709,217	$-	$-	$1,709,217
Transferred at a point in time as agent	174,592	-	-	174,592
Transferred over time as principal	-	154,549	137,528	292,077
Total revenue from contracts with customers	$1,883,809	$154,549	$137,528	$2,175,886

	Year ended March 31, 2023
	Product	Professional Services	Managed Services	Total
Timing and position as principal or agent:
Transferred at a point in time as principal	$1,589,437	$-	$-	$1,589,437
Transferred at a point in time as agent	161,365	-	-	161,365
Transferred over time as principal	-	151,785	112,658	264,443
Total revenue from contracts with customers	$1,750,802	$151,785	$112,658	$2,015,245

The following table provides a disaggregation of our revenue from contracts with customers by customer end market and by type (in thousands):

	Year ended March 31,
	2025	2024	2023
Customer end market:
Telecom, media & entertainment	$453,892	$547,525	$532,921
SLED	333,371	329,617	290,624
Technology	300,465	379,720	393,594
Healthcare	286,474	278,893	274,936
Financial services	174,798	243,630	156,257
All others	460,145	396,501	366,913
Total revenue from contracts with customers	$2,009,145	$2,175,886	$2,015,245

Type:
Product segment
Networking	$781,703	$1,005,679	$803,678
Cloud	509,774	546,341	587,097
Security	191,872	193,956	214,459
Collaboration	55,483	65,714	57,472
Other	69,936	72,119	88,096
Total product segment	1,608,768	1,883,809	1,750,802
Professional services segment	229,030	154,549	151,785
Managed services segment	171,347	137,528	112,658
Total revenue from contracts with customers	$2,009,145	$2,175,886	$2,015,245

GEOGRAPHIC INFORMATION

The geographic information for the years ended March 31, 2025, 2024, and 2023 was as follows (in thousands):

	Year ended March 31,
	2025	2024	2023
Net sales:
US	$1,924,237	$2,078,959	$1,901,896
Non-US	85,330	97,556	114,208
Total	$2,009,567	$2,176,515	$2,016,104

Our long-lived tangible assets include property and equipment-net, operating leases-net, and equipment that has been returned to us at the termination of the lease.

	March 31, 2025	March 31, 2024
Long-lived tangible assets:
US	$15,522	$12,935
Non-US	267	491
Total	$15,789	$13,426

Sales to Verizon Communications Inc. represented 17%, 19% and 23% of net sales for the years ended March 31, 2025, March 31, 2024, and March 31, 2023, respectively.